This AGREEMENT, made and entered into this 11 day of February, 2004, by and between the City of New York (the "City") acting by and through the Commissioner of the Department of Design and Construction (the "Commissioner") and Hill International, Inc. (the "Contractor"), located at One Penn Plaza, Suite 3415, New York, New York 10119.

WITNESSETH:

WHEREAS, the City desires to have pre-construction, construction, construction management and other related services performed on a requirements basis for construction projects for the Program Unit(s) set forth in Exhibit A; and

WHEREAS, the Contractor has been selected based upon and in consideration of its representation that it can perform the required services in a timely manner,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 "Agreement" shall mean this Agreement which has been signed by the parties and each of the various parts of this agreement set forth below, both as a whole and severally, whether or not existing in final approved form at the time of execution of this Agreement. In the event of any conflict between items 1.1.11 and 1.1.12, item 1.1.11 shall prevail.

- 1.1.1 The Agreement
- 1.1.2 The Budget Director's Certificate
- 1.1.3 The Construction Documents
- 1.1.4 Exhibit A - Contract Information
- 1.1.5 Exhibit B - Partial Payment for Stored Material
- 1.1.6 Exhibit C - Form of Performance and Payment Bonds
- 1.1.7 Exhibit D - Form of Irrevocable Assignment
- 1.1.8 Schedule of Prevailing Wages
- 1.1.9 Notice of Award
- 1.1.10 Notice to Proceed with the Work
- 1.1.11 Request for Proposals for the Project
- 1.1.12 Contractor's Proposal submitted for the Project
- 1.1.13 All provisions required by law to be inserted in this Agreement, whether actually inserted or not

1.2 "Agency" shall mean a city, county, borough or other office, position, department, division, bureau, board or commission, or a corporation, institution or agency of government, the expenses of which are paid in whole or in part from the City treasury.

1.3 "Agency Chief Contracting Officer" ("ACCO") shall mean the person designated by the Commissioner to exercise such powers and duties with respect to procurement as are set forth in the Procurement Policy Board Rules.

1.4 "Allowance" shall mean those contract funds allocated for the payment of specific costs and expenses, in accordance with Article 42 hereof.

1.5 "Business Day" shall mean a day other than a Saturday, Sunday or a day on which the executive offices of the Department are not officially open for business.

1.6 "City" shall mean the City of New York.

1.7 "Commissioner" or "Agency Head" shall mean the Commissioner of the Department of Design and Construction of the City of New York, his successors, or duly authorized representative(s).

1.8 "Commissioner's Representative" shall mean the Project Manager designated by the Commissioner or any successor or alternate representative designated by the Commissioner.

1.9 "Comptroller" shall mean the Comptroller of the City of New York, her successors, or duly authorized representatives.

1.10 "Consultant" or "Consultant(s)" shall mean any person, firm, partnership or corporation engaged by the Department to furnish architectural, engineering, design, or any other consulting services for the Project.

1.11 "Construction Documents" shall mean the final plans, drawings and specifications and all modifications thereto prepared by consultant(s) engaged by the Department and approved in writing by the Commissioner. Upon such approval, the Construction Documents shall become part of this Agreement, as set forth in Article 1.1.3.

1.12 "Contract" or "Contract Documents" shall mean each of the various parts of the Agreement set forth in Article 1.1.

1.13 "Contract Work" shall mean everything required to be furnished and done by the Contractor pursuant to the Agreement, except Extra Work.

1.14 "Contractor" shall mean the party of the second part hereto, whether a corporation, firm, or individual, or any combination thereof, and its, their, his or her successors, personal representatives, executors, administrators and assigns, and any person, firm or corporation who or which shall at any time be substituted in the place of the party of the second part under this contract.

1.15 "Department" or "DDC" shall mean the Department of Design and Construction of the City of New York acting by and through the Commissioner thereof, or his duly authorized representative.

1.16 "Drawings" shall mean all graphic or written illustrations, descriptions, explanations, directions, requirements and standards of performance applied to the Work as detailed and designated in the Construction Documents.

1.17 "Engineer", as used in the Article entitled "Resolution of Disputes", shall mean the Commissioner"s Representative.

1.18 "Extra Work" shall mean work not reasonably foreseeable at the time of the execution of this Agreement or not reasonably inferable from the Agreement.

1.19 "Final Acceptance" shall mean the final written acceptance of all Work specified in the Task Order, as determined by the Commissioner.

1.20 "Government Entity" shall mean the United States, the State and City of New York, and any and every agency, department, court, commission, or other instrumentality or political subdivision of government of any kind whatsoever, now existing or hereafter created.

1.21 "Law(s)" shall mean each and every law, rule, regulation, order or ordinance of any kind whatsoever issued by any Government Entity, in effect from the date hereof through Final Acceptance, applicable to or affecting the Project, the Site(s), the Construction Documents, the Work, and all employees engaged in Work hereunder.

1.22 "Lien" shall mean any and every lien, lease, security interest, or encumbrance of any kind whatsoever including, but not limited to, a Mechanic's Lien.

1.23 "Materialman" shall mean any person, firm, or corporation, other than employees of the Contractor, who or which contracts with the Contractor or any subcontractor to fabricate or deliver, or who actually fabricates or delivers, plant, material or equipment to be incorporated into the Work.

1.24 "Mayor" shall mean the Mayor of the City of New York, his successors or duly authorized representatives.

1.25 "Means and Methods of Construction" shall mean the labor, materials in temporary structures, tools, plant and construction equipment, and the manner and time of their use, necessary to accomplish the result intended by this Agreement.

1.26 "Modification" shall mean any written amendment of this Agreement signed by both the Department and the Contractor.

1.27 "Project" shall mean the Project for which construction, construction management and other related services are required, as specified by the Commissioner on a Task Order basis. The Contractor's services shall be provided for the type of Project and for the Program Unit(s) set forth in Exhibit A. The services the Contractor may be required to provide for the Project are set forth in Articles 10 and 11 hereof.

1.28 "Project Executive" shall mean the person designated by the Contractor to serve as its principal representative with respect to its obligations under this contract. Such Project Executive shall be responsible for the following: (1) submitting proposed Staffing Plan(s) in accordance with Article 11; (2) coordinating the activities of the Contractor's personnel performing services hereunder, and (3) providing, on an as needed basis, executive or management expertise and oversight with respect to the Project. The Project Executive shall be identified in Exhibit A and shall be included in the Staffing Plan approved by the Commissioner in accordance with Article 11. In accordance with Article 42 hereof, the Contractor shall not be entitled to reimbursement for services provided by any Project Executive(s) through the Allowance for Staffing Expenses. Compensation for services provided by any Project Executive(s) is deemed included in the Multiplier.

1.29 "Safety Standards" shall mean all laws, union rules and trade or industry custom or codes of any kind whatsoever, in effect from the date hereof through Final Acceptance, pertaining to worker safety and accident prevention applicable to the Project and/or the Work (including, but not limited to, rules, regulations and standards adopted pursuant to the Occupational Safety and Health Act of 1970, as amended from time to time).

1.30 "Samples" shall mean physical examples or specimens, intended to demonstrate workmanship or the characteristics of materials and equipment and/or to establish standards by which the Work will be judged. "Samples" includes (but is not limited to) raw materials, assemblies, completed items, working components or parts thereof, required under this Agreement or by the City to ascertain whether the kind, quality, assembly, construction, workmanship, finish, color, texture, grade or other characteristics of Work submitted by the Contractor conforms to the requirements of the Agreement.

1.31 "Shop Drawing" shall mean any and all drawings, diagrams, layouts, explanations, illustrations, manufacturer's drawings or other written or graphic materials which illustrate any portion of the Work.

1.32 "Site(s)" shall mean the area(s) upon or in which the Contractor's operations hereunder are carried on, and such other areas adjacent thereto as may be designated by the Commissioner's Representative.

1.33 "Specifications" shall mean all of the directions, requirements and standards of performance applied to the Work as detailed and designated in the Construction Documents.

1.34 "Subcontractor" shall mean any person, firm, or corporation, other than employees of the Contractor, who or which contracts with the Contractor or his subcontractors to furnish, or actually furnishes consulting services, labor, or labor and materials, or labor and equipment, at the site or in the performance of any of the Work hereunder. All subcontractors are subject to the prior written approval of the Commissioner.

1.35 "Substantial Completion" shall mean the written determination by the Commissioner that all Work required under the Task Order is substantially complete, as further set forth in Article 10.4.

1.36 "Unavoidable Delay" shall mean any delay or obstruction whatsoever in the Work resulting from any act or

event which has had (or may reasonably be expected to have) a material adverse effect on Contractor's ability to perform its obligations under this Agreement, if such act or event is beyond the reasonable control of Contractor and such act or event was not (and would not have been) separately or concurrently caused by a negligent or willful act or omission of Contractor and/or could not have been prevented by reasonable actions on Contractor's part. Unavoidable Delay shall include without limitation:

1.36.1 acts of God;
1.36.2 unforeseeably severe weather conditions;
1.36.3 fire, earthquake, explosion, landslide, lightning or flood;
1.36.4 epidemic;
1.36.5 strikes or lockouts;
1.36.6 riots, civil disturbance, insurrection, enemy action or war;
1.36.7 injunctions or orders of any Government Entity;
1.36.8 embargoes or blockades.

1.37 "Utilities" shall mean any and all utility services and installations whatsoever including, but not limited to, gas, water, electricity, telephone, other telecommunications, steam, sewer and storm sewer, and all piping, wiring, conduit and/or other fixtures of every kind whatsoever related thereto or used in connection therewith.

1.38 "Work" shall mean everything expressly or implicitly required to be furnished and done by the Contractor as specified in any Task Order issued hereunder, and shall include both Contract Work and Extra Work.

ARTICLE 2 - COMPLIANCE WITH LAWS

2.1 Procurement Policy Board Rules - This contract is subject to the Rules of the Procurement Policy Board of the City of New York in effect at the time of the receipt of proposals for this contract. In the event of a conflict between such Rules and a provision of this contract, the Rules shall take precedence.

2.2 The Contractor shall comply with all local, State and Federal laws, rules and regulations applicable to this Agreement and to the work to be done hereunder.

2.3 The Contractor shall give or cause to be given all necessary notices, obtain or cause to be obtained all permits, and pay or cause to be paid all fees required in connection with the Work, and comply with all local, state and federal laws, rules and regulations affecting work of this character. These laws, rules and regulations shall take precedence over any requirements of this Contract where a conflict occurs. Nothing herein contained shall, however, be construed as permitting the use of material and equipment of lesser quality than specified hereunder, unless the specified material or equipment violates such laws, rules or regulations.

2.4 The Contractor shall be responsible for applying for and obtaining the required approval of all federal, state and local agencies having jurisdiction over the subject matter hereof. As provided in Article 10.4, such approvals are required for a determination of Substantial Completion.

2.5 In accordance with Section 165 of the State Finance Law, the Contractor agrees that tropical hardwoods, as defined in Section 165 of the State Finance Law, shall not be utilized in the performance of this Contract, except as the same are permitted by the foregoing provision of law.

ARTICLE 3 - TIME OF ESSENCE

In performing the services hereunder, the Contractor and the City shall place emphasis on considerations which will aid in expediting the construction of the Project consistent with the construction standards and procedures of the City. The Contractor agrees to use all resources at its command so that the Project is completed in an expeditious fashion by the various subcontractors and to this end, it shall give constant attention to the adequacy of its own and each subcontractor's planning, personnel, equipment and the availability of materials and supplies. The Contractor and the City acknowledge that time will be of the essence for the Project and will use their best efforts to prevent delays. If a situation cannot be resolved, the Contractor shall bring it to the immediate attention of the Commissioner.

ARTICLE 4 - AGREEMENT TO SERVE

The City hereby retains the Contractor to perform the services hereinafter described, on the terms and conditions specified herein, and the Contractor hereby agrees to so serve. The Contractor is familiar with the terms of this Agreement. The Contractor hereby certifies that it has the necessary experience, expertise, personnel and resources to fulfill its obligations under this Agreement competently and efficiently. The Contractor agrees to use its best efforts to complete the Project as soon as possible, in a manner meeting the highest professional standards.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

5.1 Responsibility and Competency: The Contractor warrants and represents as follows:

5.1.1 that it is financially solvent and sufficiently experienced and competent to perform the Work required by this Agreement, or to cause the same to be performed.

5.1.2 that its employees, agents, consultants, and subcontractors possess the requisite expertise, skill, experience and financial resources to perform the Work as required by this Agreement.

5.1.3 that (1) it is not in arrears to the City of New York upon debt, contract, or taxes; (2) it is not a defaulter, as surety or otherwise, upon any obligation of the City of New York; (3) it has not been declared not responsible or disqualified by any agency of the City of New York or State of New York, and (4) there is not any proceeding pending relating to the responsibility or qualification of the Contractor to receive public contracts.

5.2 Procurement of Agreement: The Contractor represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.

5.2.1 For a breach or violation of such representations or warranties, the Commissioner shall have the right to annul this Agreement without liability, entitling the City to recover all moneys paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums due under this Agreement. This remedy, if effected, shall not constitute the sole remedy afforded the City for falsity or breach, nor shall it constitute a waiver of the City's right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.

5.3 Conflicts of Interest: The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly, which would or may conflict in any manner or degree with the performance or rendering of the services herein provided. The Contractor further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it. No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or in part, from the City Treasury, shall participate in any decision relating to the Agreement which affects his personal interest or the interest of any corporation, partnership or association in which he is, directly or indirectly, interested; nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.

5.4 Fair Practices: The Contractor and each person signing on behalf of the Contractor represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:

5.4.1 The prices in this contract have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating to such prices with any other proposer or with any competitor;

5.4.2 Unless otherwise required by law, the prices which have been quoted in this contract and in the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other proposer or to any other competitor, and

5.4.3 No attempt has been made or will be made by the Contractor to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition.

5.4.4 The fact that the Contractor (a) has published price lists, rates, or tariffs covering items being procured, (b) has informed prospective customers of proposed or pending publication of new or revised price lists for such items, or (c) has sold the same items to other customers at the same prices being bid, does not, without more, constitute a disclosure within the meaning of the above.

ARTICLE 6 - TERM OF PERFORMANCE

6.1 Term of Contract: This Contract shall commence as of the date of the advice of award and shall remain in effect for the period set forth in Exhibit A.

6.2 Extension of Contract: The Commissioner may, for good and sufficient cause, extend the term of this Contract for a cumulative period not to exceed one year from the date of expiration.

6.3 Continuation of Contract for Payment Purposes Only: In the event (1) the Contractor's services are required with respect to a Project, (2) a Task Order for such Project is issued by the Commissioner and registered by the Comptroller during the term of the Contract, including the last day thereof, and (3) the time frame for completion of such Project extends beyond the term of the Contract, the Contract shall remain in effect FOR PAYMENT PURPOSES ONLY through the time frame for completion of such Project, as set forth in the Task Order or any Supplementary Task Order required to complete the Project.

6.3.1 For the purpose of Article 6.3, the term of the Contract shall mean whichever of the following is the latest and actual final period of the Contract: (1) the term of the Contract set forth in Article 6.1; or (2) the extended term of the Contract set forth in Article 6.2.

6.4 Impact on Multiplier: In the event the term of the Contract is extended, the Multiplier set forth in Exhibit A shall remain in full force and effect during such extension of the contract term.

ARTICLE 7 - OVERVIEW OF CONTRACTOR'S SERVICES

7.1 The Contractor shall provide such services as necessary and required as specified in a Task Order issued by the Commissioner for the Project. The Contractor's services shall include without limitation, investigation, planning, pre-construction, construction, management, supervision and coordination of all work necessary and required for the Project, to effectuate its timely completion.

7.2 Ownership of Documents: Any records or documents prepared by or for the Contractor pursuant to this Agreement, including, but not limited to, office diaries, field diaries, daily records of labor, materials and equipment used, notes, reports, including laboratory and plant inspection reports, drawings, tracings, estimates, specifications, schedules and/or photographs, shall become the property of the City. During the term of this Agreement and at any time within 7 years thereafter, the Contractor shall, upon demand, promptly deliver such records or documents to the Commissioner, or make such records or documents available to the Commissioner or his authorized representatives for review and reproduction at such place as may be designated by the Commissioner. Thereafter, the City may utilize such records or documents in whole or in part or in modified form and in such manner or for such purposes or as many times as it may deem advisable without employment of or additional compensation to the Contractor.

ARTICLE 8 - PROGRESS SCHEDULE

8.1 To enable work to be performed in an orderly and expeditious manner, the Contractor, within ten (10) days after issuance of a Task Order, unless otherwise directed by the Commissioner, shall submit a proposed progress

schedule indicating the information specified below:

8.1.1 The anticipated time of commencement and completion of each of the various operations to be performed;

8.1.2 The sequence and inter-relationship of each these operations with the others;

8.1.3 The estimated time required for fabrication or delivery, or both, of all materials and equipment required for the work.

8.2 The proposed schedule shall be revised as directed by the Commissioner's Representative, until finally approved by him, and after such approval, shall, subject to the provisions of Article 17, be strictly adhered to by the Contractor.

8.3 If the Contractor shall fail to adhere to the approved progress schedule, or to the schedule as revised pursuant to Article 17 hereof, he must promptly adopt such other or additional means and methods of construction as will make up for the time lost and will assure completion in accordance with such schedule.

ARTICLE 9 - TASK ORDER PROCESS

9.1 General: The Contractor shall provide, to the satisfaction of the Commissioner, construction and construction management services in accordance with the Task Order process outlined below. The Contractor's services shall be provided with respect to the construction project specified in the Task Order. The services to be provided by the Contractor shall include without limitation the construction services set forth in Article 10 and the construction management services set forth in Article 11, unless the Task Order specifies otherwise.

9.2 Issuance of Task Orders by Commissioner: Throughout the term of the Contract, as the need arises for construction and construction management services, the Commissioner shall issue a Task Order to the Contractor. Each respective Task Order shall specify the items set forth below:

9.2.1 description of the Project for which services are required

9.2.2 construction management services to be provided, if other than as specified in Article 11

9.2.3 construction work to be completed

9.2.4 any requirements for scheduling and/or phasing of the work

9.2.5 time frame for completion of the construction project

9.2.6 an overall Not to Exceed amount for the services to be provided under the Task Order. Such overall Not to Exceed amount shall be further broken down into allowance amounts for the following: (1) construction work; (2) staffing expenses; (3) miscellaneous expenses, and (4) additional services.

9.3 Supplementary Task Orders: In the event of any changes to the Task Order, the Commissioner shall issue a Supplementary Task Order to the Contractor. The Contractor shall be bound by the terms and conditions of any such Supplementary Task Order issued by the Commissioner.

9.4 Reallocation of Allowance Amounts: Notwithstanding the specific amounts allocated for allowances, as set forth in Task Orders issued hereunder, the Commissioner may, by issuance of a Supplementary Task Order to the Contractor, reallocate such specific allowance amounts.

9.5 Conflicts: In the event of any conflict between a Task Order issued hereunder and any provision of this Contract, the Contract shall take precedence; except that with respect to the scope of construction management services to be provided, the provisions of the Task Order shall take precedence over Article 6 of this Contract.

9.6 No Right to Reject a Task Order: The Contractor shall have no right to reject or decline to perform any Task Order issued under the Contract. Accordingly, any rejection of a Task Order by the Contractor, either expressly made or implied by conduct, shall be deemed a material breach of the Contract.

9.7 Work by Others: In the event a need for the type of work covered by this Contract arises, the Commissioner reserves the right not to issue a Task Order to the Contractor and to have the work performed by another contractor(s),

or by City employees, if the Commissioner, in his sole opinion, determines that the Contractor may be unable to satisfactorily perform the required work in a timely fashion.

ARTICLE 10 - CONSTRUCTION SERVICES

10.1 General Description of Construction Services: The Contractor shall provide all required construction services for the Project, as specified in any Task Order issued hereunder.

10.1.1 Such construction services shall include the removal and/or remediation of hazardous materials in the area of any required construction, if necessary. Hazardous materials shall include, without limitation, asbestos and lead.

10.1.2 As directed by the Commissioner, the Contractor shall proceed with construction of the Project on a "fast track" basis, i.e., construction of certain components of the Project shall commence prior to the completion of final design documents for the entire Project.

10.2 Subcontracts for Construction Services: As authorized in a Task Order, the Contractor shall, on the basis of fully coordinated Construction Documents, enter into subcontracts for all construction services required for the Project. As directed by the Commissioner, the Contractor shall enter into separate subcontracts for all general construction work, plumbing work, electrical work, and HVAC work as necessary to complete the construction. In event the construction services specified in a Task Order involve a partially completed project where the original contractor has failed to perform, the Commissioner reserves the right to direct the Contractor to enter into subcontracts with specific subcontractors. In such case, the Task Order shall specify such subcontractors and the amounts of their subcontracts and competitive bid procedure set forth in Article 10.2.1 below shall not apply.

10.2.1 Competitive Bid Procedure for Construction Services: Before entering into any subcontract for construction services, the Contractor shall conduct a competitive bid procedure. Such competitive bid procedure shall be in accordance with all DDC requirements, including without limitation, the items set forth below:

(a) The Contractor shall prepare a Request for Bids ("RFB") for the required construction services and shall submit the same to the Commissioner for review and approval prior to issuance. The RFB shall specify the format for the submission of bid prices (lump sum or unit price) and shall include a form of subcontract conforming to the requirements set forth in Article 10.2.2 below.

(b) The Contractor shall prepare a list of contracting firms to receive the RFB (the "Selected Bidders List"). In preparing such Selected Bidders List, the Contractor shall utilize the Criteria for Prequalification set forth in the PPB Rules, as well as any additional criteria which the Commissioner may specify or which the Contractor determines to be appropriate. The Contractor shall submit the following to the Commissioner for review and approval prior to issuance of the RFB: (1) list of criteria utilized for inclusion on the Selected Bidders List; (2) names of contracting firms included on the Selected Bidders List, and (3) documentation demonstrating the compliance of each contracting firm with the criteria for inclusion on the Selected Bidders List. In the event the subcontract is for electrical work or plumbing work, the criteria for inclusion on the Selected Bidders List shall include demonstration that the bidder has a valid license for such work, unless expressly authorized otherwise by the Commissioner.

(c) The Contractor shall issue the RFB to a minimum of six (6) contracting firms and shall receive a minimum of three (3) sealed bids for the required construction services. The Contractor shall advise the Commissioner in writing not less than three (3) business days in advance of the bid opening. The Commissioner's Representative must be present at the bid opening.

(d) Contracting firms submitting bids shall be required to complete and submit all forms or documentation the Commissioner may require.

(e) The Contractor shall submit a tabulation of the bids received to the Commissioner for his review and approval.

(f) The Contractor shall award the subcontract to the lowest responsive and responsible bidder approved in writing by the Commissioner.

(g) In the event less than three bids are received, no subcontract shall be awarded, unless the Contractor

obtains the prior written approval of the Commissioner.

(h) Limitation: The Contractor shall not employ or otherwise engage, or cause or permit any subcontractor or sub-subcontractor at whatever tier to employ or otherwise engage (1) the Contractor, (2) any subsidiary, affiliate or parent of the Contractor, or (3) any person whose immediate family member is employed by the Contractor at a salary in excess of ten thousand dollars ($10,000.00)per annum, to perform work hereunder without the prior written approval of the Commissioner. For purposes of this Section, the term "immediate family member" shall mean a wife, husband, son, daughter, mother, father, brother, brother-in-law, sister, sister-in-law, son-in-law, daughter-in-law, mother-in-law, father-in-law, aunt, uncle, niece, nephew, stepparent or stepchild.

10.2.2 Subcontract Requirements: Subcontracts between the Contractor and subcontractors for construction services hereunder shall be in accordance with the provisions set forth below, unless otherwise authorized in a written directive from the Commissioner.

(a) Such subcontracts shall require that all labor performed and all material furnished thereunder shall strictly comply with all requirements of this Agreement.

(b) Such subcontracts shall contain provisions approved in advance by the Commissioner regarding: (1) time for completion; (2) assessment of liquidated damages, in accordance with Article 10.3, and (3) warranties and/or guarantees.

(c) Such subcontracts shall contain the same terms and conditions with respect to: (1) method of payment and retained percentages as set forth in Article 42; (2) substantial completion as set forth in Article 10.4; (3) method of payment for extra work as set forth in Article 28; (4) extension of time as set forth in Article 10.5; (5) termination without cause as set forth in Article 45; (6) termination for cause as set forth in Article 46, and (7) no damage for delay as set forth in Article 19.2.

(d) Such subcontracts shall require that all subcontractors whose subcontracts are in excess of $250,000 provide performance and payment bonds, each of which shall be in an amount equal to 100% of the subcontract price and shall name the Contractor as obligee thereunder. Such bonds shall be provided by a surety company licensed and authorized to do business in the State of New York. Such bonds shall be identical in all respects to the form of bonds attached hereto as Exhibit C, with no variations, additions, or deletions to such form of bonds. Premiums for required bonds must be included in the subcontractor's bid price. The subcontractor shall be required to submit two (2) originals of such bonds, one of which shall be submitted to the City by the Contractor immediately after receipt. With respect to performance and payment bonds submitted by subcontractors hereunder, the Contractor agrees, immediately upon receipt of the bonds, to execute an irrevocable assignment in accordance with the form of assignment attached hereto as Exhibit D. The Contractor shall submit such executed assignment to the City at the time it submits the original bonds.

(e) Such subcontracts shall require that the subcontractor carry the following types and amounts of insurance, unless an exemption is expressly authorized in advance in writing by the Commissioner: (1) comprehensive general liability insurance in the minimum amount of $1,000,000 per occurrence (combined single limit), with the City of New York named as an additional insured thereunder; (2) automobile liability insurance in the minimum amount of $1,000,000 per occurrence (combined single limit), with the City of New York named as an additional insured thereunder; (3) worker's compensation insurance, as required by New York State Law; (4) employer's liability insurance, in the minimum amount of $500,000 per occurrence, and (5) builder's risk insurance in the amount of 100% of the subcontract price. All required policies shall be maintained with companies licensed to do business in the State of New York and shall be in accordance with all terms and conditions set forth in Article 23 of this Agreement. Proof of Insurance shall be provided to the City in accordance with Article 23.3. Any provision to be included in a subcontract requiring the subcontractor to carry (1) general liability insurance in excess of three million dollars (per occurrence or aggregate), or (2) any type of insurance other than specified above, is subject to the prior written approval of the Commissioner.

(f) Such subcontracts shall include provisions requiring the subcontractor to comply with: (1) the Locally Based Enterprise Program, as set forth in Article 27, and (2) the Prevailing Wage Law (Section 220 of the New York State Labor Law), as set forth in Article 38. Such subcontracts shall

include the provision entitled "Prevailing Wage Enforcement" set forth in Article 38.2.

(g) Such subcontracts shall contain a provision regarding the resolution of disputes between the subcontractor and the Contractor. Such provision shall conform to the requirements set forth below.

(1) Such provision shall provide that all disputes the subcontractor may have of the kind delineated in Article 29 of this Agreement shall be resolved by the City in accordance with Article 29 and the PPB Rules. As set forth in Article 11, disputes submitted by a subcontractor to the Contractor must be submitted by the Contractor to the City for resolution in accordance with Article 29.

(2) Such provision shall provide that all terms, conditions, requirements and limitations set forth in Article 29, including the limitation on judicial review, shall apply to disputes submitted by the subcontractor, except as otherwise provided in paragraph (3) below.

(3) Such provision shall provide that subcontractor disputes and related material shall be submitted to the Contractor, not to the City. Such provision shall contain time frames specified by the Contractor for the submission of disputes and related material by the subcontractor to the Contractor. Such time frames shall be reasonable and substantially similar to the time frames set forth in Article 29.

(4) Such provision shall provide that the subcontractor agrees that it has no right to submit a dispute to the City.

(h) Such subcontracts shall require that the subcontractor agree not to make any claims against the City, its officers, agents or employees, by reason of such subcontract or any acts or omissions of the Contractor; provided however, such restrictions shall not apply to (1) demands filed by subcontractors pursuant to Article 10.6 hereof, or (2) disputes submitted by subcontractors pursuant to dispute resolution provisions contained in the subcontract, as described in paragraph (g) above.

(i) Such subcontracts shall stipulate that the subcontractor, without any further notification or other process, gives its unconditional consent for its insurance carrier to release directly to the City documentation verifying its actual rate for workers' compensation insurance.

10.2.3 Payment to Subcontractors: Payment by the Contractor to subcontractors shall be in accordance with the provisions set forth below:

(a) The Contractor shall pay all subcontractors for and on account of work performed by such subcontractors in accordance with the terms of their respective subcontracts. If and when required by the Commissioner, the Contractor shall submit satisfactory evidence that it has made such payment.

(b) The Contractor shall include on each requisition for payment the following data: subcontractor name, value of the subcontract, total amount previously paid to subcontractor for work previously requisitioned, and the amount, including retainage, to be paid to the subcontractor for work included in the requisition.

10.2.4 Approval of Subcontractors: All subcontractors and the dollar amounts of their subcontracts are subject to the prior written approval of the Commissioner. If an approved subcontractor elects to subcontract any portion of its subcontract, the proposed sub-subcontractor and the dollar amount of its sub-subcontract are subject to the prior written approval of the Commissioner. No subcontractor or sub-subcontractor shall be permitted on the site until such written approval as required herein has been obtained. Any proposed change order to any subcontract(s) hereunder is subject to the prior written approval of the Commissioner. The Commissioner's approval of a subcontractor shall not relieve the Contractor of any of its responsibilities, duties and liabilities hereunder.

10.2.5 Contractor's Responsibility for Subcontractors: Except as otherwise provided in paragraph (c) below, the conditions set forth in paragraphs (a) and (b) above shall apply in the event of default by any of the Contractor's subcontractors.

(a) The Contractor shall not be entitled to any payment whatsoever for any and all expenses, including without limitation staffing and/or administrative expenses, incurred by the Contractor in connection

with the process of defaulting such subcontractor and/or the bidding and/or other procedures involved in obtaining another subcontractor to complete the required work.

(b) The Contractor shall be responsible to compensate the City for any and all expenses, including without limitation administrative and/or professional design costs, incurred by the City in connection with the process of defaulting such subcontractor and/or the bidding and/or other procedures involved in obtaining another subcontractor to complete the required work. The Commissioner shall determine the amount of any such expenses incurred by the City and such determination shall be final, binding and conclusive upon the Contractor.

(c) The conditions set forth in paragraphs (a) and (b) above shall not apply in the event the Commissioner, in accordance with Article 10.2 above, directs the Contractor to enter into subcontracts with specific subcontractors. In addition, the Commissioner may waive the conditions set forth in paragraphs (a) and (b) above if he, in his sole and absolute discretion, determines that exceptional circumstances exist which were not foreseeable by the parties and which were not attributable to any fault on the part of the Contractor. The Commissioner's decision shall be final, binding and conclusive.

10.3 <u>Liquidated Damages</u>: In Task Orders issued hereunder, the Commissioner shall specify an amount of liquidated damages to be included in each respective subcontract for construction services. As directed by the Commissioner, the Contractor shall include such specified amount for liquidated damages in each respective subcontract for construction services.

10.3.1 Any and all monies collected by the Contractor as liquidated damages from its subcontractors shall be paid by the Contractor to the City.

10.3.2 In each respective subcontract for construction services, the Contractor shall include a provision expressly giving the City a right of action against the subcontractor in the event such subcontractor fails to pay any liquidated damages determined to be due and owing thereunder.

10.4 <u>Requirements for Substantial Completion</u>

10.4.1 Substantial Completion of the Work specified in a Task Order shall occur when, in the sole determination of the Commissioner, all of the conditions set forth below have been satisfied. Compliance with these conditions is a prerequisite to approval of the substantial completion payment pursuant to Article 42 hereof.

(a) Contractor has obtained and delivered to the Commissioner: (1) the required written approval of any agency having jurisdiction over the Work, including without limitation, the Department of Buildings, the Fire Department and the Department of Environmental Protection; (2) all certificates of inspection for the Work, and (3) a temporary Certificate of Occupancy for the Work;

(b) Contractor has completed all training sessions required by the City for equipment and/or systems installed for the Project;

(c) all utilities specified or required for the Project are connected and function properly;

(d) the City can use and occupy the Work for the intended use and purpose;

(e) Contractor and the Commissioner's Representative have agreed in writing upon the Final Punch List and the date for Final Acceptance of all required Work, including completion of all punch list items, or, if they are unable to agree, the Commissioner's Representative has prepared and issued in writing to the Contractor the Final Punch List and the date of Final Acceptance;

(f) all Work, except the items on the Final Punch List as approved by the Commissioner's Representative, is complete in all respects and is in compliance with the Contract to the satisfaction of the Commissioner's Representative;

(g) Contractor has delivered to the Commissioner's Representative a final verified statement of claims as described in Article 42 of the Agreement;

(h) Contractor has submitted to the Commissioner written certification that Contractor has paid all taxes and fees (including real property taxes and income or franchise taxes) due and payable by Contractor to the City prior to Substantial Completion, and

(i) Contractor has submitted written certification that all of the foregoing conditions have been

satisfied; and the Commissioner has approved Contractor's certification.

10.4.2 The Commissioner, in his sole discretion, may make a determination of Substantial Completion with respect to the work specified in a particular subcontract. In the event that the Commissioner makes such a determination:

(a) the Commissioner may reduce the amount of retainage held by the Department, applicable to the particular subcontract, to one percent (1%), pursuant to paragraph 42.4.4; and
(b) the one year period applicable to any warranties and guarantees under Article 25, or any other applicable period of maintenance and guarantee pursuant to this Contract, shall not begin until the date of Substantial Completion of the Project, as described in paragraph 10.4.1.

10.4.3 Alternatively, Substantial Completion shall occur on any date certified by the Commissioner, who shall have discretion to waive any of the foregoing conditions.

10.5 Extensions of Time for Subcontracted Work: If the performance of construction services performed by subcontractors hereunder is delayed for a reason set forth in Article 10.5.1 below, the Contractor may be allowed a reasonable extension of time. An extension of time for subcontracted work may be granted only by the Commissioner, upon written application by the Contractor.

10.5.1 Grounds for Extension: If such application is made, the Contractor shall be entitled to an extension of time for delay in completion of subcontracted work, if such delay is caused solely: (1) by the acts or omissions of the City, its officers, agents or employees; or (2) by the act or omissions of other contractors; or (3) by unavoidable delay, as defined in Article 1.35 hereof, or other supervening conditions entirely beyond the control of either party hereto.

The Contractor shall, however, be entitled to an extension of time for such causes only for the number of days of delay which the Commissioner may determine to be due solely to such causes, and then only if the Contractor shall have strictly complied with all of the requirements of Articles 8, 16, and 17 hereof.

10.5.2 Extension for Concurrent Causes of Delay: The Contractor shall not be entitled to receive a separate extension of time for each of several causes of delay operating concurrently, but, if at all, only for the actual period of delay in completion of the subcontracted work as determined by the Commissioner, irrespective of the number of causes contributing to produce such delay. If one of several causes of delay operating concurrently results from any act, fault or omission of the Contractor or of his subcontractors or materialmen, and would of itself (irrespective of the concurrent causes) have delayed the subcontracted work, no extension of time will be allowed for the period of delay resulting from such act, fault or omission. The determination made by the Commissioner shall be binding and conclusive on the Contractor. The granting of an application for an extension of time for causes of delay other than those herein referred to shall be entirely within the discretion of the Commissioner.

Permitting the Contractor to continue with the subcontracted work after the time fixed for its completion has expired, or after the time to which such completion may have been extended has expired, or the making of any payment to the Contractor after such time, shall in no way operate as a waiver on the part of the City of any of its rights under this contract.

10.5.3 Application for Extension of Time: Before the Contractor's request for a time extension for subcontracted work may be approved, the Contractor must within five (5) days after commencement of the condition which allegedly has caused or is causing the delay, submit a written application to the Commissioner identifying:

(a) the Contractor; the subcontractor; the contract registration number; and project description;
(b) liquidated damage assessment rate, as specified in the subcontract;
(c) original subcontract bid amount;
(d) the original subcontract start date and completion date;
(e) any previous time extensions granted (number and duration); and
(f) the extension of time requested.

In addition, the application for extension of time shall set forth in detail:

(a) the nature of each alleged cause of delay in completing the work;
(b) the date upon which each such cause of delay began and ended and the number of days attributable to each such cause;
(c) a statement that the contractor waives all claims except for those delineated in the application, and the particulars of any claims which the contractor does not agree to waive. For time extensions for final completion payments, the application shall include a detailed statement of the dollar amounts of each element of claim item reserved; and
(d) a statement indicating the contractor's understanding that the time extension is granted only for the purpose of permitting continuation of subcontract performance and payment for work performed and that the City retains its right to conduct an investigation and assess liquidated damages as appropriate in the future.

10.5.4 Determination of Time Extensions: Time extensions for subcontracted work shall be determined in writing by the Commissioner.

10.5.5 Delay Analysis: For extensions of time for final completion payments for subcontracted work, the agency engineering staff shall prepare a written analysis of the delay (including a preliminary determination of the causes of delay, the beginning and end dates for each such cause of delay, and whether the delays are excusable under the terms of the Contract). The report shall be made a part of the agency contract file.

10.5.6 Assessment of Liquidated Damages: In the case of final completion payments for subcontracted work, liquidated damages shall be assessed against the subcontractor as determined by the delay analysis. However, neither the failure to assess liquidated damages at this time, nor the report itself, nor the granting of a time extension at final completion, shall operate as a waiver or release of any claim the City may have against the subcontractor for either actual or liquidated damages. As specified in Article 10.3.1, the sole obligation of the Contractor is to pay to the City moneys collected as liquidated damages from subcontractors.

10.6 Payment Guarantee

10.6.1 In the event the terms of this Contract do not require the Contractor or its Subcontractor(s) to provide a payment bond, the City shall, in accordance with the terms of this Article, guarantee payment of all lawful demands for: (a) wages and compensation for labor performed and/or services rendered, and (b) materials, equipment, and supplies provided, whether incorporated into the Work or not, when demands have been filed with the City as provided hereinafter by any person, firm, or corporation which furnished labor, material, equipment, supplies, or any combination thereof, in connection with the Work performed hereunder (hereinafter referred to as the "beneficiary") at the direction of the City, the Contractor or its Subcontractor(s). For the purpose of this Article 10.6, Subcontractor shall mean any person, firm, or corporation, other than employees of the Contractor, who or which contracts with the Contractor to furnish, or actually furnishes, labor, or labor and materials, or labor and equipment, at the site or in the performance of any of the Work hereunder.

10.6.2 The provisions of Article 10.6.1 above, are subject to the following limitations and conditions.

(a) The guarantee is made for the benefit of all beneficiaries as defined in Article 10.6.1, above, provided that those beneficiaries strictly adhere to the terms and conditions of this Article 10.6.2.
(b) Nothing in this Article shall prevent a beneficiary providing labor, services or material for the work from suing the Contractor or its Subcontractor(s) for any amounts due and owing the beneficiary by the Contractor or its Subcontractor(s).
(c) All demands made against the City pursuant to this Article shall be made within four (4) months from the date payment is due on the invoice or invoices submitted by the beneficiary to the Contractor or its Subcontractor(s) for labor or work done or for materials or supplies delivered, or, if the demand is for wages, four (4) months from the date the wages were due to be paid to the beneficiary.

(d) All demands made against the City by such beneficiary shall be presented to the Commissioner's Representative along with all written documentation concerning the demand which the Commissioner's Representative deems appropriate or necessary, which may include, but shall not be limited to: the subcontract or sub-subcontract; any invoices presented to the Contractor or subcontractor for payment; the notarized statement of the beneficiary that the demand is due and payable, that a request for payment has been made of the Contractor or Subcontractor and that the demand has not been paid by the Contractor or Subcontractor within the time allowed for such payment by the subcontract or sub-subcontract, and copies of any correspondence between the beneficiary and the Contractor or Subcontractor concerning such demand. The City shall notify the Contractor or Subcontractor that a demand has been made. The Contractor or Subcontractor shall inform the City of any defenses to the demand, and shall forward to the City any documents the City requests concerning the demand.

(e) The City shall make payment only if, after considering all defenses presented by the Contractor or Subcontractor, it determines that the payment is due and owing to the beneficiary making the demand.

(f) The City will not initiate the payment process of this Article or make payment on a demand where the beneficiary making the demand has filed a lien against the Work or otherwise sues the City prior to receiving a written notice from the City that it will not pay the demand.

(g) No beneficiary shall be entitled to interest from the City, or to any other costs, including but not limited to attorney's fees.

10.6.3 Upon the receipt by the City of a demand pursuant to this Article, the City may withhold from any payment otherwise due and owing to the Contractor under this Contract an amount sufficient to satisfy the demand.

(a) In the event the City determines that the demand is valid, the City shall notify the Contractor of such determination and the amount thereof, and direct the Contractor to immediately pay such amount to the beneficiary. In the event the Contractor, within seven (7) days of receipt of such notification from the City, fails to pay the beneficiary, such failure shall constitute an automatic and irrevocable assignment of payment by the Contractor to the beneficiary for the amount of the demand determined by the City to be valid. The Contractor, without further notification or other process, hereby gives its unconditional consent to such assignment of payment to the beneficiary and authorizes the City, on its behalf, to take all necessary actions to implement such assignment of payment, including without limitation the execution of any instrument or documentation necessary to effectuate such assignment.

(b) In the event that the amount otherwise due and owing to the Contractor by the City is insufficient to satisfy such demand, the City may, at its option, require payment from the Contractor of an amount sufficient to cover such demand and exercise any other right to require or recover payment which the City may have under Law or Contract.

(c) In the event the City determines that the demand is invalid, any amount withheld pending the City's review of such demand shall be paid to the Contractor; provided, however, no lien has been filed. In the event a lien has been filed, the terms and conditions set forth in Article 24 shall apply.

10.6.4 The provisions of this Article shall not prevent the City and the Contractor from resolving disputes in accordance with the rules of the Procurement Policy Board, where applicable.

10.6.5 In the event the City determines that the beneficiary is entitled to payment pursuant to this Article, such determination and any defenses and counterclaims raised by the Contractor shall be taken into account in evaluating the Contractor's performance.

10.6.6 Nothing in this Article shall relieve the Contractor of the obligation to pay the claims of all persons with valid and lawful claims against the Contractor relating to the work.

10.6.7 The Contractor shall not require any performance, payment or other bonds of any Subcontractor, unless required by Article 10.2.2(d).

10.6.8 The payment guarantee made pursuant to this Article shall be construed in a manner consistent with Section 137 of the State Finance Law and shall afford to persons furnishing labor or materials to the Contractor or his Subcontractors in the prosecution of the Work under this Contract all of the rights and remedies afforded to such persons by such section, including but not limited to, the right to commence an action against the City on the payment guarantee provided by this Article within the one year limitations period set forth in Section 137(4)(b).

ARTICLE 11 - CONSTRUCTION MANAGEMENT SERVICES

11.1 General Description of Construction Management Services: The Contractor shall provide, to the satisfaction of the Commissioner, all services necessary and required for the inspection, supervision, management, coordination and administration of the Project, so that the required construction work is properly executed, completed in a timely fashion and conforms to the requirements of the Construction Documents and to good construction practice. The services to be provided by the Contractor shall include without limitation the services set forth in this Article 11, as directed by the Commissioner. In addition to the services set forth in this Article 11, the Contractor shall provide such other services as may be specified in the Task Order.

11.2 The Contractor's Personnel

11.2.1 Project Executive: The Project Executive, identified in Exhibit A, shall serve as the Contractor's principal representative with respect to its obligations under this contract. Such Project Executive shall be responsible for the following: (1) submitting proposed Staffing Plan(s) in accordance with this Article 11; (2) coordinating the activities of the Contractor's personnel performing services hereunder, and (3) providing, on an as needed basis, executive or management expertise and oversight with respect to the Project. The Project Executive shall be included in the Staffing Plan approved by the Commissioner in accordance with this Article 11. In accordance with Article 42 hereof, the Contractor shall not be entitled to reimbursement for services provided by any Project Executive(s) through the Allowance for Staffing Expenses. Compensation for services provided by any Project Executive(s) is deemed included in the Multiplier.

11.2.1 Construction Management Personnel: Construction management personnel provided by the Contractor are subject to the prior written approval of the Commissioner and must be identified in Staffing Plan described below. The Contractor agrees, throughout the term of the Contract, to provide construction management personnel as directed by the Commissioner. The Contractor specifically agrees that its employees, agents and consultants shall possess the experience, knowledge and character necessary to qualify them individually for the particular duties they perform.

11.3 Staffing Plan: A Staffing Plan for the Project shall be established as set forth below. Such Staffing Plan must be established and approved by the Commissioner prior to commencement of the Contractor's services pursuant to a Task Order.

11.3.1 Contents of Staffing Plan: The Staffing Plan shall include the items set forth below. Such Staffing Plan shall include only those titles of personnel necessary for the provision of the required services.

(a) Project Executive, identified in Exhibit A
(b) a list of required titles
(c) specific personnel for each title
(d) direct salary rates per hour for all specified personnel approved by the Commissioner in accordance with Article 42.3.4 (b)
(e) total estimated hours for each title
(f) total estimated amounts for each title

The specific personnel identified in the approved Staffing Plan, except for any Project Executive(s), shall be considered assigned personnel for the purpose of the Contractor's entitlement to reimbursement for services performed by such personnel in accordance with Article 42.3. As specified therein, the Contractor shall not be entitled to reimbursement for staffing expenses for: (1) any Project Executive(s), and/or (2) any personnel not assigned to the Project and not included in the approved Staffing Plan. In accordance with Article 42.2, compensation

for such personnel is deemed included in the Multiplier.

11.3.2 Contractor's Proposed Staffing Plan: Within five (5) business days of a written request from the Commissioner, the Contractor shall submit a proposed Staffing Plan for the Project. Such proposed Staffing Plan shall include only those titles of personnel necessary for the provision of the required services. Such Staffing Plan shall include the Project Executive, identified in Exhibit A, and shall provide a list of proposed titles of personnel, specific personnel proposed for each title, and total estimated hours and amounts for each title. With respect to each specific proposed employee, the Contractor shall provide the following: (1) resumes and any other information detailing technical qualifications and expertise, and (2) direct salary information, including the employee's current actual annual direct salary, as defined in Article 42.3.4(a)(1), and direct salary history for the past three years.

11.3.3 Review and Approval of Staffing Plan: The Commissioner shall review the Contractor's proposed Staffing Plan, and shall direct revisions to the same if necessary prior to final approval thereof. As part of his review of the proposed Staffing Plan, the Commissioner shall determine (1) whether the titles of personnel proposed by the Contractor are necessary for the provision of the required services; (2) whether each specific employee proposed by the Contractor has the requisite qualifications, and (3) the direct salary rate per hour to be paid for each specific proposed employee, in accordance with Article 42.3.4 (b). The Contractor shall revise the proposed Staffing Plan as directed, until such plan is approved in writing by the Commissioner.

11.3.4 Revisions to Staffing Plan: The Contractor shall, on a monthly basis, or as otherwise directed by the Commissioner, submit any revisions to the Staffing Plan it deems necessary. Any revisions to the Staffing Plan are subject to the prior written approval of the Commissioner. The Commissioner may, at any time throughout the term of this Contract, direct revisions to the Staffing Plan, including without limitation, modifying the titles of personnel necessary for the Project and increasing or decreasing the personnel assigned to the Project, based upon the scope of the required work. The Contractor shall increase or decrease the personnel assigned to the Project, as directed by the Commissioner.

11.3.5 Revisions to Staffing Plan Due to Delay: In the event completion of the Project is delayed for any reason, including without limitation, strike, work stoppage, severe weather conditions or other circumstances not due to the fault of the Contractor, the Commissioner shall, in writing, direct revisions to the Staffing Plan to decrease the level of staffing to be maintained throughout the delay. The Contractor shall be reimbursed for the cost of the staffing it is directed by the Commissioner to maintain. Upon termination of the delay, the Contractor shall restore the level of staffing as directed by the Commissioner. The Contractor agrees to make no claim for damages due to delay in the event it is directed to reduce its staffing as provided for herein.

11.3.6 Replacement Personnel: No substitutions for assigned personnel shall be permitted until the proposed replacement has been approved. Replacement personnel must possess qualifications substantially similar to those of the personnel being replaced and are subject to the prior written approval of the Commissioner. In addition, at the Commissioner's request at any time, the Contractor shall remove any personnel and substitute another employee of the Contractor reasonably satisfactory to the Commissioner. The Commissioner may request such substitution at any time, in his sole discretion.

11.3.7 Overtime Policy: At the time the Contractor submits its Staffing Plan, it shall provide a statement setting forth its company policy with respect to payment to its employees for services performed during overtime hours. Overtime hours shall be defined as any hours in excess of eight (8) hours per day, Monday through Friday. The Contractor's statement regarding its overtime policy shall indicate the following: (1) whether its policy is consistently applied to all clients; (2) the designated classes of employees to whom such policy applies, and (3) the rate of increase to be paid to such employees for services performed during overtime hours.

11.4 Related Services: With respect to any and all Task Orders issued hereunder and regardless of whether specified therein, the Contractor shall be responsible for providing the related services set forth below. All costs for the related services set forth below are deemed included in the Multiplier.

11.4.1 The Contractor shall provide overnight delivery of the following Project documents: (1) bid and contract documents; (2) all required submittals, including without limitation shop drawings, material samples and

catalogue cuts; (3) change orders; (4) documents with respect to payment, and (5) any other critical communications and/or documents.

11.4.2 The Contractor shall provide transportation, including parking and tolls, for the Project Executive(s) and all personnel assigned to the Project, except as otherwise provided below. The transportation provided shall be vehicular, unless the Project site can be easily accessed by public transportation.

(a) In the event the Contractor is directed in advance in writing by the Commissioner to provide services which require long distance travel, the Contractor shall be reimbursed for expenses incurred in connection with such long distance travel.

(b) Long distance travel shall mean travel which is in excess of 75 miles from whichever of the following is closer to the destination: (1) Columbus Circle, or (2) the Contractor's home office.

(c) Reimbursement for long distance travel expenses shall be as set forth in Article 42.5.

11.4.3 The Contractor shall provide communications equipment, including without limitation telephones (conventional and cellular) and beepers, for the Project Executive(s) and all personnel assigned to the Project.

11.5 Services During Pre-Construction Phase: The Contractor shall provide construction management services during the Pre-Construction Phase as directed by the Commissioner. Such construction management services shall include without limitation the services set forth below.

11.5.1 Develop a Management Plan for the Project. Such plan shall be developed in conjunction with the Commissioner's Representative and shall be based on the requirements developed in the design program. Such plan shall establish a Project schedule and budget and shall identify the project participants and their responsibilities, the relationships between them and the management controls and procedures to be used.

11.5.2 Develop a Project Schedule showing all major activities and milestones involved in the design and construction of the Project, their relationships, start dates, completion dates and planned durations. Such Project Schedule shall identify activities such as the preparation of design documents, the approval of design documents, the bid process for the construction contracts, and the construction phase. For the purpose of the Project Schedule, the construction phase can be a single activity. The initial design schedule, to include all activities by the Consultant, will be prepared by the Consultant and incorporated into the Project Schedule by the Contractor, subject to the approval of the Consultant's schedule by the Commissioner. The Contractor shall make recommendations for acceptance or rejection of the Consultant's schedule to the Commissioner. The Contractor shall update such Progress Schedule on a monthly basis to ensure complete understanding of all involved parties of activities to be accomplished.

11.5.3 Review and evaluate the overall budget for the Project, taking into account all funds available or to be made available, and identify amounts, including contingencies, available for each major activity, including design, construction, and construction management. The budget for the Project must take into consideration any anticipated increases in the cost of labor and/or material. The Contractor shall provide monthly reports to the Commissioner updating the budget for the Project, including a comparison of the original budget with current disbursements and the estimated cost to complete.

11.5.4 Schedule and conduct meetings with representatives of the Commissioner, the Consultant(s), the sponsoring agency, regulatory agencies and any other entities or individuals involved with the Project. The Contractor shall prepare minutes of such meetings in a format authorized by the Commissioner and shall distribute such minutes to all attendees.

11.5.5 Prepare correspondence or other communications to the Consultant(s) as required in order to advance the Project.

11.5.6 Take appropriate action to ensure that all required filings with regulatory agencies with respect to the design have been made.

11.5.7 Reports: Provide reports at various times during the design process, as specified in the Task Order.

Unless otherwise specified, such reports shall include the items described below. The times when such reports may be required shall include without limitation when design documents for the following four stages of the design have been completed by the Consultant: (1) pre-preliminary design; (2) schematic design; (3) design development, and (4) final design.

(a) Review of Design Documents: The Contractor shall review and provide written comments with respect to design documents for the Project prepared by Consultant(s). The Contractor's review and comments shall address the following issues:

(1) constructability;
(2) coordination;
(3) economy and efficiency;
(4) construction methods and materials;
(5) availability of materials and labor;
(6) minimalization of impact on agency operations;
(7) division of the work for the purpose of bidding, taking into account such factors as the type or scope of work to be performed, time of performance, availability of labor, community relations and other pertinent data relating to the various trades involved;
(8) time of performance;
(9) compliance with the required scope of work;
(10) compliance with criteria set forth in the DDC Guide for Consultants;
(11) compliance with DDC comments;
(12) avoidance of possible conflicts and overlapping jurisdiction among the Subcontractors performing Work for the Project, including recommended solutions for the elimination of such conflicts or overlaps, and
(13) avoidance of inconsistencies, problems, delays and change orders during the construction process.

In addition to and without limiting the foregoing, the Contractor shall, as part of its review of the design documents, (1) identify any issues that may generate problems during construction; (2) make recommendations for any changes in the work it considers necessary or desirable, and (3) make any observations or raise any concerns it may have concerning the design or the structural integrity of the same. Notwithstanding anything to the contrary contained in this Article 11, the Contractor shall have no obligation to identify and/or correct professional errors or omissions in the design documents.

(b) Detailed Cost Estimate: The Contractor shall provide a detailed cost estimate for the Project.

(c) Construction Scheduling: The Contractor shall provide independent construction scheduling and recommend a time frame in consecutive calendar days for the performance of the required construction work. Such schedule must include allowances for normal delays due to unusual weather or other causes. If the Project is in an occupied building or requires phasing, the Contractor shall recommend scheduling to provide the least inconvenience to the occupants, the least interference with the functions of the building and the maximum efficiency and constructability of the work.

11.5.8 Prepare Bid and Contract Documents for the Project that are complete and comply with all DDC requirements. The Contractor shall ensure that the Bid and Contract Documents include all construction work and all general condition items, including without limitation provisions for all temporary facilities necessary to enable the Subcontractors to properly perform their work and, if directed by DDC, provisions for on-site facilities necessary to enable the Contractor, the Consultant and the Commissioner to perform their duties in connection with construction of the Project. The Contractor shall have no responsibility for the preparation of design documents or other documents for which Consultant has responsibility.

11.5.9 During the bidding process for the construction subcontracts, coordinate the work of the

Consultant(s) to assure that any required addenda are promptly issued.

11.5.10 Perform all services with respect to the process of bidding and awarding subcontracts as set forth in Article 10 hereof.

11.6 Services During Construction Phase: The Contractor shall provide construction management services during the Construction Phase as directed by the Commissioner. Such construction management services shall include without limitation the services set forth below.

11.6.1 Prior to the commencement of the Work, obtain or verify that the Subcontractor(s) have obtained all necessary permits, certificates, licenses or approvals, required for the performance of the Work by the New York City Building Code, the Electrical Code or any other applicable law, rule or regulation of any government entity. Assure that no Work proceeds in the absence of such necessary permits, certificates, licenses or approvals.

11.6.2 Transmit, or ensure that the Subcontractor(s) have transmitted, to the Consultant all required submittals, including without limitation shop drawings, material samples and catalogue cuts. Such transmittals shall be in accordance with DDC guidelines.

11.6.3 Undertake the following responsibilities with respect to the inspection of the Work:

(a) Provide technical inspection, supervision and coordination of the Work on the Project until final completion of the Work and Final Acceptance thereof by the Commissioner, verifying that the materials furnished and Work performed are in accordance with all requirements of the Construction Documents, and that Work on the Project is progressing on schedule.

(b) Provide offsite plant inspection of fabricated and/or raw materials to be used on the Project, as directed by the Commissioner, to insure conformance with the material specifications of the Construction Documents.

(c) Take appropriate action to prevent the installation of Work, or the furnishing of material or equipment, which has not been properly approved or otherwise fails to conform to the Construction Documents, and inform Commissioner promptly of such action and the reasons for and outcome of such action.

(d) Supervise the performance of all inspections, quality control tests, or any other tests required by law, rule or regulation or by the Construction Documents, to ensure that such tests are performed in a satisfactory and timely fashion. Such tests shall include without limitation, semi-controlled or off-site inspections and controlled inspections and testing of soils, welding, cement, concrete, masonry, structural or reinforcing steel or any other material or equipment. If directed by the Commissioner in writing as an additional service, the Contractor shall retain the services of a qualified laboratory to provide any required testing. Compensation for such laboratory services will be provided to the Contractor pursuant to the Allowance for Additional Services.

(e) Inspect the Project in conjunction with the Consultant and the Commissioner's Representative on a periodic basis and prior to Substantial Completion, occupancy by the City, or Final Acceptance, as described in Articles 11.6.17 and 11.6.18 below. The Contractor shall furnish a detailed report to the Commissioner and the Consultant setting forth any discrepancies or deficiencies in the finished Work.

(f) Take all appropriate action through its Subcontractors for the repair, replacement, restoration or rebuilding, as the Commissioner may determine, of any discrepancies or deficiencies in the finished Work.

(g) Inspect the Project and provide a report prior to the expiration of the guarantee period set forth in the Construction Documents, as described in Article 11.6.20 below.

(h) Take all appropriate action through its Subcontractors for the repair, replacement, restoration or rebuilding, as the Commissioner may determine, of any finished Work in which defects of materials or workmanship may have appeared or to which damage may have occurred because of such defects, during the applicable guarantee period.

11.6.4 Undertake the following responsibilities with respect to the Progress Schedule:

(a) Review proposed Progress Schedule(s), and any updates thereto, submitted by the Subcontractor(s) and direct the Subcontractor(s) to revise the same as necessary prior to Contractor submission of the Progress Schedule, or any updates thereto, to the Commissioner for approval in accordance with Article 8 hereof.

(b) Take appropriate action to ensure compliance with the Progress Schedule by the Subcontractor(s).

(c) Review the adequacy of the personnel and equipment of the Subcontractor(s) and the availability of necessary materials and supplies to ensure compliance with the Progress Schedule.

(d) Notify the Commissioner of any anticipated delays in fabrication or construction.

(e) Take appropriate action to minimize delays to the Project caused by labor disputes during construction.

(f) If performance of the Work by the Subcontractor(s) falls behind the Progress Schedule, advise the Commissioner of the same and make recommendations as to what methods should be adopted to make up for lost time.

11.6.5 Review and evaluate the means and methods of construction proposed by the Subcontractor(s) and direct changes as necessary in the event the Contractor reasonably believes that such proposed means and methods of construction will constitute or create a hazard to the work, or persons or property, or will not produce finished work in accordance with the terms of the Construction Documents.

11.6.6 Undertake the following responsibilities with respect to the safety of the site:

(a) Review, revise and adjust as necessary the Safety Program developed by the Subcontractor(s), coordinate all Safety Programs for the Project and take appropriate action to enforce the adherence of the Subcontractor(s) to such program.

(b) Promptly notify the Commissioner and the Subcontractor(s) if the Contractor observes any hazardous conditions at the site or non-compliance by the Subcontractor(s) with its Safety Program, any applicable safety regulations or subcontract requirements.

(c) Take or cause to be taken precautions to minimize the risk of injury to persons and damage to property resulting from or arising out of the Work.

(d) In the event of an emergency, provide such labor, materials, equipment and supervision necessary to cure such emergency condition. The Contractor shall immediately notify the Commissioner of any such emergency condition.

(e) Monitor the activities of the Subcontractor(s) and conditions at the site for conformance with the Construction Documents to ensure that a clean and safe environment is maintained at the site.

11.6.7 Undertake the following responsibilities with respect to Project record keeping:

(a) Keep accurate and detailed written records of the progress of the Project during all stages of planning and construction.

(b) Maintain a daily job diary or log book describing all activities which occurred on the Project on a daily basis, including without limitation, all Work accomplished, the number of workers, identified by trade, employed at the site by the Subcontractor(s), the number of hours worked, material shortages, labor difficulties, weather conditions, visits by officials, decisions reached, specific problems encountered, general and specific observations, and all other pertinent data relative to the performance of the Work.

(c) Maintain accurate, orderly and detailed files and written records and documents regarding the Project, including without limitation, correspondence, minutes and/or reports of job conferences, progress reports, shop drawings and other submissions, subcontract documents, including all addenda, change orders, supplemental drawings and all other Project-related documents. The Contractor shall provide any records, documents or information concerning the Project to the Commissioner as directed.

(d) With respect to work to be performed on a time-and-materials, unit cost, or similar basis, requiring the keeping of records and computation therefrom, maintain cost accounting records in accordance with the City's procedures.

(e) Ensure that record "As Built" Drawings are produced and kept current by the Subcontractor(s) in accordance with the requirements of the Construction Documents.

(f) All Project records, including without limitation those specified above, shall be available to the Commissioner at all times immediately upon request, and the Commissioner shall have the right to remove such Project records and make copies thereof.

11.6.8 Monitor compliance by the Subcontractor(s) with the following requirements applicable to the Work: (1) New York State Labor Law; (2) Americans with Disabilities Act (ADA), and (3) requirements for the participation of LBEs.

11.6.9 Undertake the following responsibilities with respect to Subcontractor payments:

(a) Review all requisitions for payments submitted by the Subcontractor(s), including without limitation partial payments, payments for extra work, Substantial Completion and final payments.

(b) Verify all estimates for payments of Work performed, computations, as well as field measurements and sketches necessary for payment purposes.

(c) With respect to each requisition for payments submitted by the Subcontractor(s), determine the amount of liquidated damages, back charges or other deductions to be assessed.

(d) Contractor's requisitions for payment for construction Work performed by Subcontractors, submitted in accordance with Article 42 hereof, shall be based upon and in accordance with Subcontractor requisitions for payment reviewed and approved by the Contractor.

11.6.10 Review and approve or disapprove applications for extensions of time submitted by the Subcontractor(s). The Contractor's request for a time extension for construction Work performed by Subcontractors, submitted for Commissioner approval in accordance with Article 10 hereof, shall be based upon and in accordance with Subcontractor applications for extensions of time reviewed and approved by the Contractor.

11.6.11 Review, evaluate and respond to requests from Subcontractors for explanatory information and/or interpretation of the meaning and intent of the Construction Documents. The Contractor shall confer with the Consultant, ascertain the Consultant's interpretation and prepare a response to the Subcontractor setting forth the Consultant's interpretation. In the event the Subcontractor disagrees with such interpretation, the Contractor shall prepare a detailed report to the Commissioner setting forth the Consultant's interpretation, the Subcontractor's interpretation and that by the Contractor.

11.6.12 Undertake the following responsibilities with respect to Subcontractor requests for change orders:

(a) Review, evaluate and make a decision with respect to the validity of all written Subcontractor requests for change orders. The Contractor's decision as to the validity of the proposed Subcontractor change order shall be in writing and shall provide a reasonably detailed explanation for the decision based upon the information presented by the Subcontractor and the requirements of the Construction Documents.

(b) If the Contractor decides that the Subcontractor's request for a change order is not valid, it shall provide such written decision to the Subcontractor, with a copy of the same to the Commissioner.

(c) If the Contractor decides that the Subcontractor's request for a change order is valid, the Contractor shall prepare the proposed Subcontractor change order and submit the same to the Commissioner for approval. Such proposed Subcontractor change order shall include or be accompanied by the following: (1) the Contractor's written decision as to the validity of the change order, (2) the cost proposal submitted by the Subcontractor, (3) the Contractor's evaluation of such cost proposal, (4) the Contractor's own cost estimate of the quantities of labor, equipment and materials required for the performance of the proposed change order. The Contractor must be prepared to substantiate the information with respect to the change order to the Commissioner, the Engineering Audit Officer, the Comptroller and any other agency having jurisdiction in this area. The Commissioner will make all final determinations regarding change orders, modifications and additions to the Construction Documents.

(d) If the Commissioner approves the Contractor's request for a Subcontractor change order, the

Contractor shall negotiate a price, i.e., a lump sum price or unit prices, for the performance of the proposed change order work and submit the same to the Commissioner for his approval.

11.6.13 Conduct job meetings with the Subcontractor(s), Consultants, representatives of the Commissioner, interested city agencies and any other entities or individuals involved with the Project to discuss procedures, performance, progress, problems, scheduling and related issues. The Contractor shall prepare minutes of such meetings in a format authorized by the Commissioner and shall distribute such minutes to all attendees.

11.6.14 Undertake the following responsibilities with respect to Project reports:

(a) Submit written progress reports to the Commissioner on a monthly basis, unless otherwise directed. Such reports shall be based upon the most current information and shall include, without limitation:

(1) Progress Schedule, including information concerning the Work of the construction Subcontractor(s) and the percentage of completion of the Work;
(2) Change Order Tracking Sheet, indicating the number and amount of change orders;
(3) Shop Drawing Log Schedule;
(4) Fabrication and Delivery Schedule;
(5) Budget for the Project, including a comparison of the original budget with current disbursements and the estimated cost to complete, and
(6) Progress photographs, as set forth in Article 11.6.21.

(b) Provide reports regarding the Work as may be directed by the Commissioner, incorporating such information, interpretation, detail or back-up material as may be required by the Commissioner.

11.6.15 Undertake the responsibilities set forth below with respect to disputes submitted by its subcontractors. Disputes shall mean disputes of the kind delineated in Article 29 of this Agreement.

(a) Review, evaluate and prepare a recommended determination with respect to disputes filed by its subcontractors. The Contractor's recommendation shall be in writing, and shall contain a clearly stated, reasoned explanation for the determination based upon the information and evidence presented by the subcontractor, as well as the requirements of the subcontract and the Construction Documents.
(b) The Contractor shall submit the dispute filed by its subcontractor to the City for resolution in accordance with Article 29 of this Agreement. The Contractor's submission shall be accompanied by the recommended determination described above.

11.6.16 Determine the need for and undertake default proceedings against the Subcontractor(s). In the event of default by a Subcontractor, the Contractor shall promptly submit for Commissioner approval an alternate Subcontractor(s) to perform the Work.

11.6.17 Undertake the following responsibilities with respect to Substantial Completion of the Project:

(a) Inspect the Project in conjunction with the Consultant and the Commissioner's Representative at the time of Substantial Completion.
(b) Furnish a detailed report to the Commissioner and the Consultant setting forth any discrepancies or deficiencies in the finished Work.
(c) Take all appropriate action through its Subcontractors for the repair, replacement, restoration or rebuilding, as the Commissioner may determine, of any discrepancies or deficiencies in the finished Work.
(d) Finalize all necessary Punch Lists, including completion dates for all items, and expedite execution of the same by its Subcontractors.
(e) Perform the above duties in the event the City is to take over, use, occupy or operate any part or all of the Project.

11.6.18 Undertake the following responsibilities with respect to Final Acceptance of the Project:

(a) Inspect the Project in conjunction with the Consultant and the Commissioner's Representative at the time of Final Acceptance.

(b) Furnish a detailed report to the Commissioner and the Consultant setting forth any discrepancies or deficiencies in the finished Work.

(c) Take all appropriate action through its Subcontractors for the repair, replacement, restoration or rebuilding, as the Commissioner may determine, of any discrepancies or deficiencies in the finished Work.

(d) Assemble and deliver to the Commissioner all record "As Built" Drawings. The Contractor shall notify the Commissioner of any issues, problems or observations relative to such drawings.

11.6.19 Collect guarantees from the manufacturer, maintenance and operations manuals, keying schedules and other data required of the Subcontractor(s), and maintain photographic records, material and equipment delivery records, visual aids, charts and graphs.

11.6.20 Undertake the following responsibilities with respect to maintenance and guarantee obligations:

(a) Prior to the expiration of the guarantee period set forth in Article 25 hereof, inspect the Project and furnish a report to the Commissioner describing in detail any finished Work in which defects of materials or workmanship may have appeared or to which damage may have occurred because of such defects, during the applicable guarantee period.

(b) Take all appropriate action through its Subcontractors for the repair, replacement, restoration or rebuilding, as the Commissioner may determine, of any finished Work in which defects of materials or workmanship may have appeared or to which damage may have occurred because of such defects, during the applicable guarantee period.

11.6.21 Take photographs to document the progress of the construction Work. Such photographs shall be taken on a bi-weekly basis until Substantial Completion of the Work. As indicated in Article 11.6.14, such photographs shall be included in each monthly progress report.

11.6.22 Provide or cause to be provided all temporary facilities and utilities as necessary for the performance of the Work.

11.6.23 In the event any claim is made or any action brought in any way relating to the design or construction of the Project, the Contractor shall diligently render to the City all assistance which the City may require. Such services shall be rendered by the Contractor without additional fee or other compensation, except for the costs and expense of personnel who were assigned to the Project as job-site or management staff, or comparable personnel if those who were assigned to the Project are no longer employed by the Contractor.

11.6.24 Perform such other Project related services as may from time to time be directed by the Commissioner.

11.7 <u>Services During Post Construction Phase</u>: The Contractor shall provide construction management services during the Post Construction Phase as directed by the Commissioner. Such construction management services shall include without limitation the services set forth below.

11.7.1 Manage and supervise the delivery and installation of fixtures, furniture and equipment for the Project, as specified by the City.

11.7.2 Manage and supervise training sessions provided by the construction Subcontractors for all equipment and/or systems installed.

11.7.3 Obtain and deliver to the Commissioner a permanent Certificate of Occupancy for the Work.

11.7.4 Submit to the Commissioner originals of all final Project records, including without limitation, (1) all reports for the Project, including inspector's reports, as well as laboratory and plant testing reports; (2) all certificates, warranties and guarantees from manufacturers; (3) office and/or field diaries or log books; (4) all original records with respect to Subcontractor payments; (5) record "As Built" Drawings; (6) progress photographs of the construction, and (7) any other Project records required by the Commissioner.

11.8 Miscellaneous Items: The Contractor may be directed to provide miscellaneous items. Miscellaneous items shall be such items determined by the Commissioner to be necessary for the expeditious completion of the Project, and may include without limitation, the items set forth below. In accordance with Article 42, the Contractor shall be reimbursed for expenses actually incurred with respect to miscellaneous items it is directed to provide.

11.8.1 field office and related items
11.8.2 Printing of contract documents and reports
11.8.3 express mail postage, except as otherwise provided in Article 11
11.8.4 Builder's Risk Insurance for the Project, if directed by the Commissioner
11.8.5 Long distance travel, as set forth in Article 11

11.9 Additional Services: The Contractor may be directed to provide additional services. Additional services shall be such services determined by the Commissioner to be necessary for the expeditious completion of the Project, and may include without limitation, the performance of general conditions work. In accordance with Article 42, the Contractor shall be reimbursed for expenses actually incurred with respect to additional services it is directed to provide.

ARTICLE 12 - CHARACTER OF THE WORK

12.1 Unless otherwise expressly provided in this Agreement, the Work must be performed in accordance with the best, modern practice, with materials and workmanship of the highest quality, to the satisfaction of the Commissioner. All materials required for the Work shall be free from all defects, of the best available grade and quality, entirely satisfactory for the purpose intended, furnished in ample quantities to prevent delays, and in accordance with all requirements of this Agreement.

ARTICLE 13 - MEANS AND METHODS OF CONSTRUCTION

13.1 Unless otherwise expressly provided in this Agreement, the means and methods of construction shall be such as the Contractor may choose; subject, however, to the Commissioner's right to reject means and methods proposed by the Contractor which: (1) will constitute or create a hazard to the Work, or to persons or property; or (2) will not produce finished Work in accordance with the terms of the Agreement.

13.2 The Commissioner's approval of the Contractor's means and methods of construction, or his failure to exercise his right to reject such means or methods, shall not relieve the Contractor of his obligation to accomplish the result intended by the Agreement; nor shall the exercise of such right to reject create a cause of action for damages.

ARTICLE 14 - INSPECTION

14.1 During the progress of the Work and up to the date of Final Acceptance of all required Work, the Contractor shall at all times afford the representatives of the City every reasonable, safe and proper facility for inspecting all Work done or being done at the Site and also the manufacture or preparation of materials and equipment at the place of such manufacture or preparation.

14.2 The Contractor's obligation hereunder shall include the uncovering or taking down of finished Work and its restoration thereafter, provided, however that the order to uncover, take down and restore shall be in writing, and further provided that if Work thus exposed proves satisfactory, such uncovering or taking down and restoration shall be considered an item of extra Work to be paid for in accordance with the provisions of Article 26 hereof.

14.3 Inspection and approval by the Commissioner's Representative of finished Work or of work being performed,

or of materials and equipment at the place of manufacture or preparation, shall not relieve the Contractor of his obligation to perform the Work in strict accordance with the Agreement. Finished or unfinished Work found not to be in strict accordance with the Agreement shall be replaced as directed by the Commissioner's Representative, even though such Work may have been previously approved and paid for.

14.4 Rejected Work and materials must be promptly taken down and removed from the Site, which must at all times be kept in a reasonably clean and neat condition.

ARTICLE 15 - PROTECTION OF WORK AND OF PERSONS AND PROPERTY

15.1 During the performance of the Work and up to the date of Final Acceptance, the Contractor shall be under an absolute obligation to protect the finished and unfinished Work against any damage, loss, injury, theft and/or vandalism and in the event of such damage, loss, injury, theft and/or vandalism, it shall promptly replace or repair such Work, whichever the Commissioner's Representative shall determine to be preferable. The obligation to deliver finished Work in strict accordance with the Contract prior to Final Acceptance shall be absolute and shall not be affected by the Commissioner's Representative's approval of, or failure to prohibit, the Means and Methods of Construction used by the Contractor.

15.2 During the performance of the Work and up to the date of Final Acceptance, the Contractor shall take all reasonable precautions to protect the persons and property of the City and of others from damage, loss or injury resulting from the Contractor's, and/or its Subcontractors' operations under this Contract. The Contractor's obligation to protect shall include the duty to provide, place or replace and adequately maintain at or about the Site suitable and sufficient protection such as lights, barricades, and enclosures.

15.3 The Contractor shall notify the Commissioner, Comptroller, the commercial general liability insurance carrier, and where applicable, the worker's compensation and/or other insurance carrier in writing, of any loss, damage or injury to Work, persons or property arising out of the operations of the Contractor and/or it's Subcontractors under this Contract, or any accidents on the Site, within 30 days of the occurrence. The Contractor's notice to the insurance carrier must expressly specify that "this notice is being given on behalf of the City of New York as additional insured as well as [the Contractor] as named insured." Within three (3) Days after notice to the Contractor of the happening of any such loss, damage or injury to Work, persons or property, or any accidents, the Contractor shall make a full and complete report thereof in writing to the Commissioner's Representative.

15.3.1 Notice to the Comptroller pursuant to Article 15.3 shall specify the name of the Contractor, the number of this Contract, the date of the incident, the location (street address and borough) of the incident, the identity of the persons or things injured, damaged or lost, and the name of the insurance carrier that issued the commercial liability insurance policy pursuant to Article 23.1.1 of this Contract. Such notice shall be sent to the Insurance Unit, NYC Comptroller's Office, 1 Centre Street – Room 1222, New York, N.Y. 10007.

15.4 If any person or property sustains any loss, damage, cost, expense or injury arising out of the operations of the Contractor and/or its Subcontractors in the performance of this Contract or from the Contractor's and/or its Subcontractors' failure to comply with any of the provisions of this Contract or of the Law, the Contractor shall indemnify, defend and hold the City, its employees and agents harmless against any and all claims, liens, demands, judgments, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature (including, without limitation, attorneys' fees and disbursements), known or unknown, contingent or otherwise, arising from or in any way related to such operations, or failure to comply with any of the provisions of this Contract or of the Law. Insofar as the facts and Law relating to any claim would preclude the City from being completely indemnified by the Contractor, the City shall be partially indemnified by the Contractor to the fullest extent provided by Law.

15.5 The Contractor shall defend at its own expense, indemnify and hold the City harmless from any and all claims (even if the allegations of the suit are without merit) or judgments for damages (including, but not limited to, delay damages from Other Contractors") and from costs and expenses to which the City may be subjected or which it may suffer or incur allegedly arising out of or in connection with any operations of the Contractor and/or its Subcontractors, or their failure to comply with the provisions of this Contract or of the Laws. Insofar as the facts and Law relating to any claim would preclude the City from being completely indemnified by the Contractor, the City

shall be partially indemnified by the Contractor to the fullest extent provided by Law.

15.6 The provisions of this Article shall not be deemed to create any new right of action in favor of third parties against the Contractor or the City.

ARTICLE 16 - REQUEST FOR INFORMATION OR APPROVAL

16.1 From time to time as the Work progresses and in the sequence indicated by the approved Progress Schedule, the Contractor may submit to the Commissioner a specific request in writing for each item of information or approval required by him. These requests must state the latest date upon which the information or approval is actually required by the Contractor, and must be submitted sufficiently in advance thereof to allow the Commissioner a reasonable time to act upon such submissions or any necessary re-submissions thereof.

16.2 The Contractor shall not have any right to an extension of time on account of delays due to his failure to submit his requests for the required information for the required approval in accordance with the above requirements.

ARTICLE 17 - NOTICE AND DOCUMENTATION OF DELAY DAMAGES AND OTHER DAMAGES; PRODUCTION OF FINANCIAL RECORDS

17.1 After the commencement of any condition which is causing or may cause a delay in completion of the Work, including conditions for which the Contractor may be entitled to an extension of time, the following notifications and submittals are required:

17.1.1 Within seven (7) Days after the commencement of such condition, the Contractor must notify the Commissioner's Representative in writing of the existence, nature and effect of such condition upon the approved progress schedule and the Work, and must state why and in what respects, if any, the condition is causing or may cause a delay.

17.1.2 If the Contractor shall claim to be sustaining damages for delay, by reason of any act or omission of the City or its agents, it shall submit to the Commissioner within forty-five (45) Days from the time such damages are first incurred, and every thirty (30) Days thereafter for as long as such damages are incurred, verified statements of the details and the amounts of such damages, together with documentary evidence of such damages. The Contractor may submit any of the above statements within such additional time as may be granted by the Commissioner in writing upon written request therefor. Failure of the Commissioner to respond in writing to a written request for additional time within thirty (30) Days shall be deemed a denial of the request. On failure of the Contractor to fully comply with the foregoing provisions, such claims shall be deemed waived and no right to recover on such claims shall exist. Damages that the Contractor may claim in any action arising under or by reason of this Contract shall not be different from or in excess of the statements made and documentation provided pursuant to this Article.

17.2 Failure of the Contractor to strictly comply with the requirements of Article 17.1.1 may, in the discretion of the Commissioner, be deemed sufficient cause to deny any extension of time on account of delay arising out of such condition. Failure of the Contractor to strictly comply with the requirements of Articles 17.1.1 and 17.1.2 shall be deemed a conclusive waiver by the Contractor of any and all claims for damages for delay arising from such condition and no right to recover on such claims shall exist.

17.3 When appropriate and directed by the Commissioner's Representative, the progress schedule shall be revised by the Contractor until finally approved by the Commissioner's Representative. The revised progress schedule must be strictly adhered to by the Contractor.

17.4 If the Contractor shall claim to be sustaining damages by reason of any act or omission of the City or its agents, it shall submit to the Commissioner within forty-five (45) Days from the time such damages are first incurred, and every thirty (30) Days thereafter for as long as such damages are incurred, verified statements of the details and the amounts of such damages, together with documentary evidence of such damages. The Contractor may submit any of the above statements within such additional time as may be granted by the Commissioner in writing upon written request therefor. Failure of the Commissioner to respond in writing to a written request for additional time within

thirty (30) Days shall be deemed a denial of the request. On failure of the Contractor to fully comply with the foregoing provisions, such claims shall be deemed waived and no right to recover on such claims shall exist. Damages that the Contractor may claim in any action or dispute resolution procedure arising under or by reason of this Contract shall not be different from or in excess of the statements and documentation made pursuant to this Article.

17.5 In addition to the foregoing statements, the Contractor shall, upon notice from the Commissioner, produce for examination at the Contractor's office, by the Commissioner's Representative, all of its books of account, bills, invoices, payrolls, subcontracts, time books, daily reports, bank deposit books, bank statements, check books, canceled checks, showing all of its acts and transactions in connection with or relating to or arising by reason of this Contract, and submit itself and persons in its employment, for examination under oath by any person designated by the Commissioner or Comptroller to investigate claims made or disputes against the City under this Contract. At such examination, a duly authorized representative of the Contractor may be present.

17.6 In addition to the statements required under Article 30 and this Article, the Contractor and/or its Subcontractor shall, within thirty (30) Days upon notice from the Commissioner or Comptroller, produce for examination at the Contractor's and/or Subcontractor's office, by a representative of either the Commissioner or Comptroller, all of its books of account, bid documents, financial statements, accountant workpapers, bills, invoices, payrolls, subcontracts, time books, daily reports, bank deposit books, bank statements, check books, canceled checks, showing all of its acts and transactions in connection with or relating to or arising by reason of this Contract. Further, the Contractor and/or its Subcontractor shall submit any person in its employment, for examination under oath by any person designated by the Commissioner or Comptroller to investigate claims made or disputes against the City under this Contract. At such examination, a duly authorized representative of the Contractor may be present.

17.7 Unless the information and examination required under Article 17.6 is provided by the Contractor and/or its Subcontractor upon thirty (30) Days notice from the Commissioner or Comptroller, or upon the Commissioner's or Comptroller's written authorization to extend the time to comply, the City shall be released from all claims arising under, relating to or by reason of this Contract, except for sums certified by the Commissioner or Comptroller to be due under the provisions of this Contract. It is further stipulated and agreed that no person has the power to waive any of the foregoing provisions and that in any action or dispute resolution procedure against the City to recover any sum in excess of the sums certified by the Commissioner or Comptroller to be due under or by reason of this Contract, the Contractor must allege in its complaint and prove, at trial or during such dispute resolution procedure, compliance with the provisions of this Article.

17.8 In addition, after the commencement of any action or dispute resolution procedure by the Contractor arising under or by reason of this Contract, the City shall have the right to require the Contractor to produce for examination under oath, up until the trial of the action or hearing before the Contract Dispute Resolution Board, the books and documents described in Article 17.6 and submit itself and all persons in its employ for examination under oath. If this Article is not complied with as required, then the Contractor hereby consents to the dismissal of the action or dispute resolution procedure.

ARTICLE 18 - DETERMINING DATE OF COMPLETION

18.1 Final inspection of the Work by the Commissioner's Representative shall be made within 10 days after receipt of the Contractor's written request therefor. The Work will be deemed complete as of the date of such inspection if, upon such inspection, the Commissioner's Representative finds that no further Work remains to be done. The Commissioner will then issue a certificate of completion and acceptance of the Work.

18.2 Request for Re-inspection. However, if such inspection, in the opinion of the Commissioner's Representative, reveals items of Work still to be performed, the Contractor shall promptly perform them and then request a re-inspection. If, upon any re-inspection, the Commissioner's Representative determines that the Work is complete, the date of completion shall be deemed to be the actual date of such re-inspection, which shall be made not more than 10 days after the date of the request therefor.

ARTICLE 19 - EXTENSION OF TIME

19.1 Upon written application by the Contractor, the Agency Chief Contracting Officer may grant an extension of time for performance of the Contract. Said application must state, at a minimum, in detail, each cause for delay, the date the cause of the alleged delay occurred, and the total number of delay in days attributable to such cause. The ruling of the Agency Chief Contracting Officer shall be final and binding as to the allowance of an extension and the number of days allowed.

19.2 No Damage for Delay: The Contractor agrees to make no claim for damages for delay in the performance of this Contract occasioned by any act or omission to act of the City or any of its representatives, and agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the work as provided herein.

ARTICLE 20 - OCCUPATION OR USE PRIOR TO COMPLETION

20.1 If before the final completion of the Work specified hereunder, it shall be deemed necessary by the Commissioner to take over, use, occupy or operate any part of the completed Work, the Commissioner shall have the right so to do and the Contractor will not in any way interfere with or object to the use, occupation or operation of such Work by the City after receipt of notice in writing by the Commissioner that such Work or part thereof will be used by the City on and after the date specified in such notice.

20.2 Should such action be taken by the Commissioner, the Contractor's guarantee on that part of the Work placed into use shall begin on the date such use by the City shall begin, and the Contractor shall be entitled to a return of so much of the retained percentages as have been withheld under Article 42, as security for the faithful performance of the Work which the Commissioner may take over, use, occupy or operate under this Article, except so much thereof as may be retained under Article 25 hereof.

20.3 Immediately prior to such occupancy or use, inspection of the part to be occupied or used will be made by the Commissioner's Representative, and the Contractor will be furnished in writing with a statement of the Work, if any, still to be done on such part. If any part of the completed or partly completed Work is taken over for use, occupation or operation under this Article, then the Commissioner may issue a determination of substantial completion with respect to such Work.

ARTICLE 21 - CHANGED CONDITIONS

21.1 Should the Contractor encounter during the progress of the Work, subsurface conditions at the site materially differing from any shown on any documents furnished by the Commissioner or such subsurface conditions as could not reasonably have been anticipated by the Contractor and were not anticipated by the City, which conditions will materially affect the cost of the Work to be done under the Contract, the attention of the Commissioner must be called immediately to such conditions before they are disturbed. The Commissioner shall thereupon promptly investigate the conditions. If he finds that they do so materially differ, or that they could not reasonably have been anticipated by the Contractor and were not anticipated by the City, the Contract may be modified with his written approval. Any increase in cost resulting therefrom shall be in accordance with Article 26 hereof and the Procurement Policy Board Rules.

ARTICLE 22 - ASSIGNMENTS

22.1 The Contractor shall not assign, transfer, convey or otherwise dispose of this Contract, or of its rights, obligations, duties, in whole or in part, or of its right to execute it, or its right, title or interest in or to it or any part thereof, or assign, by power of attorney or otherwise any of the moneys due or to become due under this contract, unless the prior written consent of the Commissioner shall first be obtained thereto, and the giving of any such consent to a particular assignment shall not dispense with the necessity of such consent to any further or other assignments. Any such assignment, transfer, conveyance or other disposition without such consent shall be void.

22.2 Such assignment, transfer, or conveyance shall not be valid until filed in the office of the Department of Design and Construction and of the Treasurer with the written consent of the Commissioner endorsed thereon or attached thereto.

22.3 Failure of the Contractor to obtain the required prior written consent of the Commissioner to such an assignment, transfer or conveyance, shall be cause for termination for cause, at the option of the Commissioner; and, if so terminated, the City shall thereupon be relieved and discharged from any further liability and obligation to the Contractor, its assignees or transferees, and all Moines that may become due under the contract shall be forfeited to the City, except so much thereof as may be necessary to pay the Contractor's employees.

22.4 The provisions of this Article shall not be construed to hinder, prevent or affect an assignment by the Contractor for the benefit of creditors made pursuant to the statutes of the State of New York.

22.5 The Contractor hereby assigns, sells and transfers to the City of New York all right, title and interest in and to any claims and causes of action arising under the antitrust laws of New York State or of the United States relating to the particular goods or services purchased or procured by the City under this Contract.

22.6 This Contract may be assigned by the City to any corporation, agency or instrumentality having authority to accept such assignment.

ARTICLE 23 - INSURANCE

23.1 Types of Insurance - From the date the Contractor is ordered to commence Work and throughout the term of this Contract, the Contractor must effect and maintain with companies licensed and authorized to do business in the State of New York, the following types and amounts of insurance.

23.1.1 Commercial General Liability Insurance: The Contractor shall provide a Commercial General Liability Insurance policy (with the coverages indicated below) in the minimum amount of $1,000,000 per occurrence (combined single limit), $2,000,000 aggregate. Such policy shall be in the Contractor's name and shall name the City of New York as additional insured thereunder. This insurance policy shall protect the City of New York, the Contractor and his/her subcontractors performing work at the site from claims for property damage and/or bodily injury, including accidental death, which may arise from operations under this Agreement, whether such operations are performed by the Contractor or anyone directly or indirectly employed by him/her. The coverage provided must be "occurrence" based; "claims made" coverage will not be accepted. At its option, the Contractor may provide comprehensive general liability insurance that complies with all requirements set forth in this Article. The general liability insurance policy provided shall include, without limitation, the following coverages: comprehensive liability, premises/operations liability, products/completed operations liability, contractual liability, and broad form property damage. The general liability insurance policy provided shall include the following endorsements:

(a) The City, together with its officials and employees, is an Additional Insured under this policy.
(b) Notice under the Policy to the Additional Insured shall be addressed to the Commissioner of the Department of Design and Construction, 30-30 Thomson Avenue, Long Island City, New York, New York 11101.
(c) Notice of Accident shall be given to the Company by the Insured within one hundred twenty (120) days after notice of such accident has been sent to the Commissioner of the Department of Design and Construction.
(d) Notice of Claim shall be given to the Company within one hundred twenty (120) days after such notice shall be filed with the Comptroller of the City of New York.
(e) Notice of Claim to the Company by the Insured of an accident or claim on the site shall constitute notice by the City to the Company.
(f) Notice of Cancellation of Policy, as set forth in Article 23.2.4 below.

23.1.2 Builders' Risk Insurance: If directed by the Commissioner, the Contractor shall provide a Builders' Risk insurance policy in completed value form, covering the construction of work specified in any Task Order issued hereunder. If so directed by the Commissioner, costs incurred by the Contractor for the required Builder's Risk insurance shall be reimbursed by the City in accordance with Article 42.5 hereof. Completed value shall be as follows: (1) the total contract price, if the contract term is less than 365 days, (2) the total contract price, plus 10%, if the contract terms exceeds 365 days, and (3) the total contract price, plus 15%, if the contract term exceeds 450 days.

The policy shall insure the City of New York and the Contractor as their respective rights and interests may appear under the contract. The policy shall cover the storage and transport of materials, equipment, and supplies of any kind whatsoever to be used on or incidental to the project. The Builder's Risk policy shall contain the following endorsements:

(a) This policy insures against loss or damage only on work done under Contract No. _______ with the City of New York for the construction of ______________, which is susceptible to damage or loss.
(b) The policy must contain under the loss payable clause or by endorsement thereon, "loss, if any, payable to the City of New York."
(c) Notice of Cancellation of Policy, as set forth in Article 23.2.4 below.
(d) In the event the construction project to which this contract applies involves an occupied facility, the policy shall permit occupancy without the consent of the Company.
(e) If the insurance policy is that of a mutual company, it shall contain the following: "The City of New York shall not be liable for any premium or assessment under this policy of insurance. The Contractor who has entered into the contract with the City of New York referred to in this policy is solely liable."

23.1.3 Workers' Compensation Insurance: The Contractor shall provide Workers' Compensation Insurance in accordance with the Laws of the State of New York on behalf of all employees providing services under this contract.

23.1.4 Employers' Liability Insurance: The Contractor shall provide Employers' Liability Insurance in the amount of $1,000,000 per occurrence. Such policy shall provide compensation due to bodily injury by accident or disease sustained by any employee of the insured arising out of and in the course of his/her employment by the insured.

23.1.5 Automobile Liability Insurance: The Contractor shall provide liability insurance in the amount of $1,000,000 per occurrence (combined single limit), covering all owned, non-owned and hired vehicles to be used in connection with this contract. Such policy shall name the City of New York as an additional insured thereunder.

23.2 General Requirements for Insurance Policies

23.2.1 All required insurance policies shall be maintained with companies licensed and authorized to do business in the State of New York.

23.2.2 All required insurance policies shall be in a form acceptable to the City and shall contain no exclusions or endorsements which are not acceptable to the City.

23.2.3 The omission of any endorsements or clauses required by this Article 23 will be considered cause for rejection of the policy.

23.2.4 All required policies shall be endorsed to provide as follows: "This policy shall not be canceled, terminated, modified or changed by the Company unless sixty (60) days prior written notice is sent to the insured by Registered Mail and also sent to the Commissioner of the Department of Design and Construction, nor shall the policy be canceled, terminated, modified or changed by the insured without the prior written consent of the Commissioner."

23.2.5 The Contractor shall be solely responsible for the payment of all premiums for all required policies and all deductibles to which such policies are subject, whether or not the City of New York is an insured under the policy.

23.3 Proof of Insurance

23.3.1 On or before the contract commencement date, the Contractor shall submit to the Commissioner two certificates of insurance for all policies required under this contract, together with originals of all endorsements required hereunder.

23.3.2 Within a reasonable time after the delivery of the above described insurance certificates, the Contractor shall furnish an original and a copy of the Builders' Risk policy, if required. The policy shall be stamped PAID, or receipted bills demonstrating payment of premiums shall be submitted with the policy.

23.3.3 Certificates confirming renewals of insurance shall be submitted not less than thirty (30) days prior to the expiration date of coverage until all operations under this contract are deemed completed.

23.3.4 Pursuant to Sections 57 and 220 of the New York State Workers' Compensation Law, the Contractor has submitted proof of workers' compensation and disability benefits coverage to the Department.

23.4 Operations at the Site

23.4.1 The Contractor shall not commence any operations at the site or adjacent thereto unless and until all required insurance has been submitted to and accepted by the Commissioner.

23.4.2 The Contractor shall be responsible for providing continuous insurance coverage as required by this contract and shall be authorized to work at the site only during the effective period of all required coverage.

23.4.3 In the event that any of the required insurance policies lapse, are revoked, suspended or otherwise terminated, for whatever cause, the Contractor shall immediately stop all work at the site, and shall not recommence work at the site until authorized in writing to do so by the Commissioner. Upon quitting the site, the Contractor shall leave all plant, materials, equipment, tools and supplies on the site. Contract time shall continue to run during such periods and no extensions of time will be granted. Furthermore, the Commissioner may declare the Contractor in default for failure to maintain required insurance.

23.4.4 The Contractor shall promptly notify the Commissioner of any accidents causing bodily injury or property damage arising in the course of operations under the contract.

23.5 Indemnification

23.5.1 If the persons or property of the City or of others sustains loss, damage or injury as a result of the operations of the Contractor or his subcontractors in the performance of this contract, or from his or their failure to comply with any of the provisions of this contract, or of law, the Contractor shall indemnify and hold the City harmless from any and all costs and expenses which the City may be subjected to or which it may suffer or incur by reason thereof.

23.5.2 The Contractor shall indemnify and hold the City of New York harmless from any and all claims or judgments for damages and from costs and expenses to which the City may be subjected or which it may suffer or incur by reason of the Contractor's failure to comply with the insurance provisions of this contract.

ARTICLE 24 - MONEY RETAINED AGAINST CLAIMS.

24.1 If any claim shall be made by any person, firm or corporation against the City or against the Contractor and the City: (l) for an alleged loss, damage or injury of the kind referred to in Article 15 hereof which, in the opinion of the Comptroller, may not be covered by the general liability insurance policy, or, which, together with previously filed claims, is in excess of the amount payable under such policies; or (2) for an infringement of copyrights or patents or use of patented articles, tools, etc.; or (3) for damage claimed to have been caused directly or indirectly by the failure of the Contractor to perform the Work in strict accordance with this Contract: the amount of such claim, or so much thereof as he may deem necessary, may be withheld by the Comptroller, as security against such claim, from any money due hereunder, until such time as the commencement of an action thereon would be barred by law or until final adjudication of such action by a Court of competent jurisdiction. The Comptroller, in his discretion, may permit the Contractor to substitute other satisfactory security in lieu of the moneys so withheld.

24.2 If no action is commenced upon such claim within the time limited thereof by law, the Comptroller, upon

written demand by the Contractor, shall return the amount so withheld without interest.

24.3 If an action on such claim is timely commenced and the liability of the City, or the Contractor, or both, shall have been established therein by a final judgment of a Court of competent jurisdiction, or if such claim shall have been admitted by the Contractor to be valid, the Comptroller shall pay such judgment or admitted claim out of the moneys retained by him under the provisions of this Article, and return the balance, if any, without interest, to the Contractor.

24.4 Liens: If any time before or within thirty days after the whole Work herein agreed to be performed, is completed and accepted by the City, any persons claiming to have performed any labor or furnished any material toward the performance or completion of this Agreement shall file with the Department and with the Commissioner of Finance of the City any notice as is described in the Lien Law, or any act of the Legislature of the State of New York, the City shall retain, from the moneys due or to become due under this Agreement, so much of such moneys as shall be sufficient to pay the amount claimed in said notice, together with the reasonable costs of any action or actions brought or that may be brought to enforce such Lien. The moneys so retained shall be held by the City until the Lien thereon created by the said act and the filing of the said notice shall be discharged pursuant to law.

ARTICLE 25 - MAINTENANCE AND GUARANTY

25.1 The Contractor must promptly repair, replace, restore or rebuild, as the Commissioner may determine, any finished Work in which defects of materials or workmanship may appear or to which damage may occur because of such defects, during the one-year period subsequent to the date of Substantial Completion of the Work, except where other periods of maintenance and guarantee are provided for.

25.2 As security for the faithful performance of its obligations hereunder, the Contractor, upon filing his requisition for the substantial completion payment for the work, shall deposit with the Commissioner a sum equal to 1% of the value of the construction work certified for payment in cash or certified check upon a state or national bank and trust company or a check of such bank and trust company signed by a duly authorized officer thereof and drawn to the order of the Comptroller; or obligations of the City of New York, which the Comptroller may approve as of equal value with the sum so required.

25.3 In lieu of the above, the Contractor may make such security payment to the City by authorizing the Commissioner in writing to deduct the amount from the substantial completion payment for the work hereunder, which shall be deemed the deposit required above.

25.4 If the Contractor has faithfully performed all his obligations hereunder, the Commissioner shall so certify to the Comptroller within five (5) days after the expiration of one (1) year from the date of Substantial Completion of the Work. The sum shall be repaid to the Contractor without interest within thirty (30) days after certification by the Commissioner to the Comptroller that the Contractor has faithfully performed all his obligations hereunder.

25.5 Notice by the Commissioner to the Contractor to repair, replace, rebuild or restore such defective or damaged Work shall be timely if given not later not than ten (10) days subsequent to the expiration of the one-year period or other periods provided herein.

25.6 If the Contractor shall fail to repair, rebuild or restore such defective or damaged Work promptly after receiving such notice, the Commissioner shall have the right to have the Work done by others and to deduct the cost thereof from the amount so deposited hereunder. The balance, if any, shall be returned to the Contractor without interest. If the amount so deposited be insufficient to cover the cost of such work, the Contractor shall be liable to pay such deficiency on demand by the Commissioner.

25.7 The Commissioner's Representative certificate setting forth the fair and reasonable cost of repairing, replacing, rebuilding or restoring any damaged or defective Work when performed by one other than the Contractor shall be binding and conclusive as to the amount thereof upon the Contractor.

25.8 The Contractor shall obtain all manufacturer's warranties and guaranties of all equipment and materials

required by this Agreement in the name of the City of New York and shall deliver same to the City.

ARTICLE 26 - CONTRACT CHANGES

26.1 Changes may be made to this Contract only as duly authorized by the Agency Chief Contracting Officer or his or her designee. Contractors deviating from the requirements of an original purchase order or contract without a duly approved change order document, or written contract modification or amendment, do so at their own risk. All such changes, modifications and amendments will become a part of the original contract. Work so ordered must be performed by the Contractor.

26.2 Contract changes will be made only for Work necessary to complete the Work included in the original scope of the contract, and for non-material changes to the scope of the contract. Changes are not permitted for any material alteration in the scope of the Project. Contract changes may include any contract revision deemed necessary by the Contracting Officer. The Contractor may be entitled to a price adjustment for extra work performed pursuant to a written change order. If any part of the contract work is necessarily delayed by a change order, the Contractor may be entitled to an extension of time for performance. Adjustments to price shall be computed in one or more of the following ways: (1) by agreement of a fixed price; (2) by unit prices specified in the contract; (3) by time and material record; and/or (4) in any other manner approved by the City Chief Procurement Officer.

26.3 Where the cost of the change order has been negotiated in the absence of established cost history, the costs are subject to verification.

26.4 All payments for change orders are subject to pre-audit by the Engineering Audit Officer and may be post-audited by the Comptroller. If the audits reveal that the Contractor's costs for the change order work were inaccurately stated during negotiations, the agency shall recoup the amount by which the costs were inaccurately stated by proportionately reducing the price of the change order. This remedy is not exclusive and in addition to all other rights and remedies of the City.

26.5 Any construction contract increase and any change to contracts for construction-related professional services that cumulatively exceed the greater of 10% of the Contract Price or $100,000 shall be approved in writing by the Office of Construction.

ARTICLE 27 - LOCALLY BASED ENTERPRISE PROGRAM

27.1 This Contract is subject to the requirements of Administrative Code Section 6-108.1 and regulations promulgated thereunder. The Contractor shall not award any subcontract for construction work hereunder unless and until these requirements have been complied with in their entirety.

27.2 The provisions set forth below shall apply to all subcontracts for construction work hereunder entered into by the Contractor. The Contractor shall include the provisions set forth below in all subcontracts for construction work hereunder.

27.2.1 Unless specifically waived by the Commissioner with the approval of the Office of Economic and Financial Opportunity, if any portion of the subcontract is sub-subcontracted, not less than ten percent of the total dollar amount of the subcontract shall be awarded to locally based enterprises ("LBEs"); except that where less than ten percent of the total dollar amount of the subcontract is sub-subcontracted, such lesser percentage shall be so awarded.

27.2.2 The subcontractor shall not require performance and payment bonds from LBE sub-subcontractors.

27.2.3 If the subcontractor has indicated prior to award that no work will be sub-subcontracted, no work shall be sub-subcontracted without the prior approval of the Commissioner, which shall be granted only if the subcontractor makes a good faith effort beginning at least six weeks before the work is to be performed to obtain LBE sub-subcontractors to perform the work.

27.2.4 If the subcontractor has not identified sufficient LBE sub-subcontractors prior to award, it shall sign a letter of compliance stating that it complies with Administrative Code §6-108.01, recognizes that achieving the LBE requirement is a condition of its subcontract, and shall submit documentation demonstrating its good faith efforts to obtain LBEs. After award, the subcontractor shall begin to solicit LBE's to perform sub-subcontracted work at least six weeks before the date such work is to be performed and shall demonstrate that a good faith effort has been made to obtain LBE's on each sub-subcontract until it meets the required percentage.

27.3 Failure of the Contractor to comply with the requirements of Administrative Code §6-108.01 and the regulations promulgated thereunder shall constitute a material breach of contract. Remedy for such breach of contract may include the imposition of any or all of the following sanctions:

27.3.1 reducing the Contractor's compensation by an amount equal to the dollar value of the percentage of the LBE sub-subcontracting requirement not complied with;
27.3.2 declaring the Contractor in default;
27.3.3 where non-compliance is by an LBE, de-certifying and declaring the LBE ineligible to participate in the LBE program for a period of up to three years.

ARTICLE 28 - METHODS OF PAYMENT FOR EXTRA WORK

28.1 Overrun of Unit Price Item: The provisions set forth below shall apply to overruns of unit price items which the Contractor, through its subcontractor, is directed to provide. An overrun is any quantity of a unit price item which the Contractor, through its subcontractor, is directed to provide which is in excess of one hundred twenty five (125%) percent of the estimated quantity for that item set forth in the bid schedule.

28.1.1 For any unit price item, the Contractor's subcontractor will be paid at the unit price bid for any quantity up to one hundred twenty five (125%) percent of the estimated quantity for that item set forth in the bid schedule. If during the progress of the Work, the actual quantity of any unit price item required to complete the Work approaches the estimated quantity for that item, and due to errors, site conditions, changes in design, or any other reason, it appears that the actual quantity of any unit price item necessary to complete the Work will exceed the estimated quantity for that item by twenty-five (25%) percent, the Contractor shall immediately notify the Commissioner's Representative of such anticipated overrun. The Contractor's subcontractor shall not be compensated for any quantity of a unit price item provided which is in excess of one hundred twenty five (125%) percent of the estimate quantity for that item set forth in the bid schedule without written authorization from the Commissioner's Representative.

28.1.2 If the actual quantity of any unit price item necessary to complete the Work will exceed one hundred twenty five (125%) percent of the estimated quantity for that item set forth in the bid schedule, the City reserves the right and the Contractor, through its subcontractor, agrees to negotiate a new unit price for such item. In no event shall such negotiated new price exceed the unit bid price. If the City and Contractor, through its subcontractor, cannot agree on a new unit price, then the City shall order the Contractor and the Contractor, through its subcontractor agrees to provide additional quantities of the item on a time and material basis for the actual and reasonable cost as determined under Article 28.2, but in no event at a unit price exceeding the unit price bid.

28.2 Extra Work: The price to be paid for Extra Work ordered pursuant to Article 26, and performed by the Contractor's subcontractor with its own forces, shall be as set forth herein. For Extra Work where payment is by agreement on a fixed price in accordance to Article 26.2, the price to be paid for such Extra Work shall be the fair and reasonable cost of the items set forth below. For Extra Work where payment is on a time and material basis in accordance with Article 26.2, the price to be paid for such Extra Work shall be the actual and reasonable cost of the items set forth below.

28.2.1 Necessary materials (including transportation to the Site);

28.2.2 Necessary direct labor, the cost of which shall be comprised of the items set forth below:

(a) prevailing wages and supplemental benefits, as defined in Labor Law Section 220;

(b) Payroll Taxes, defined as State Unemployment Insurance ("SUI"), Federal Unemployment Insurance ("FUI") and payments pursuant to the Federal Insurance Contributions Act("FICA"), and

(c) workers' compensation insurance, as set forth in Article 10.2.2(e) of this Contract. The cost of workers' compensation insurance shall be the subcontractor's actual rate for such coverage for the applicable class or classes of labor, established by its insurance carrier as a result of the latest audit performed. The Contractor shall include a provision in its subcontract which stipulates that the subcontractor, without any further notification or other process, gives its unconditional consent for its insurance carrier to release directly to the City documentation verifying such actual rate;

28.2.3 Sales and personal property taxes, if any, required to be paid on materials not incorporated into such Extra Work;

28.2.4 Maintenance, operation and rental of, or reasonable rental value of subcontractor-owned, necessary plant and equipment other than small tools. Subcontractor-owned equipment is defined to include equipment rental companies affiliated with or controlled by the subcontractor, as determined by the Commissioner. Payment rates for the use of subcontractor-owned plant and equipment shall be in accordance with the provisions of Joint Directive No. 1 issued by the Mayor's Office of Construction and the Comptroller. The applicable directive shall be that in effect at the time of the bid opening for the subcontract;

28.2.5 Necessary installation and dismantling of such plant and equipment (including transportation to and from the Site), if any;

28.2.6 Reasonable rental costs of non-subcontractor-owned necessary plant and equipment other than small tools. In no event shall the amount paid to the subcontractor for such rental exceed the lower of the actual value of such equipment or the book value of such equipment;

28.2.7 Any insurance coverage expressly required by the City for the performance of the Extra Work which is different than the types of insurance required by Article 10.2.2(e), other than workers' compensation insurance;

28.2.8 Twenty (20%) percent of the total of items in Articles 28.2.1 through 28.2.5 as compensation for overhead and profit, except that no percentage for overhead and profit will be allowed on (a) Payroll Taxes, (b) workers' compensation insurance, (c) the premium portion of overtime pay, and/or (d) sales and personal property taxes. Overhead shall include without limitation, all costs and expenses in connection with administration, management superintendence, small tools, insurance required by Article 10.2.2(e), other than worker's compensation insurance, and performance and payment bonds;

28.2.9 Five (5%) percent of the total of items in Article 28.2.6 and 28.2.7 as compensation for overhead and profit.

28.3 Where the Extra Work is performed in whole or in part by other than the subcontractor's own forces, the subcontractor shall be paid, subject to audit by the Engineering Audit Officer, the cost of such Work computed in accordance with Article 28.2 above, plus an additional allowance of five (5%) percent to cover the subcontractor's overhead and profit.

28.4 Where a change is ordered, involving both Extra Work and omitted or reduced subcontract Work, the subcontract price shall be adjusted, subject to audit by the EAO, in an amount based on the difference between the cost of such Extra Work and of the omitted or reduced Work. The cost of such Extra Work and of such omitted or reduced Work shall be computed based upon applicable subcontract unit prices. Where there are no applicable subcontract unit prices, the cost of such Extra Work and of such omitted or reduced subcontract Work shall be computed in accordance with the Articles 28.2.1 through 28.2.7. If the cost of such Extra Work exceeds the costs of such omitted or reduced subcontract Work, the subcontract price shall be increased by the difference, plus percentages for overhead and profit as provided in Articles 28.2.8 and 28.2.9. If the cost of the omitted or reduced subcontract Work exceeds the cost of the Extra Work, then the subcontract price shall be reduced by the difference.

28.5 Where the Contractor and the Commissioner can agree upon another method of payment for Extra Work in accordance with Article 26.2, or for Extra Work ordered in connection with omitted work, such method, subject to audit by the EAO, may, at the option of the Commissioner, be substituted for the cost plus a percentage method; provided in Article 28.2; provided, however, that if the Extra Work is performed by a sub-subcontractor engaged by a subcontractor, the subcontractor shall not be entitled to receive more than an additional allowance of five (5%) percent for overhead and profit over the cost of such sub-subcontractor's Work as computed in accordance with Article 28.2.

28.6 Unless the parties agree on a lump sum payment for Extra Work, requests for payment for Extra Work performed by construction Subcontractors shall be accompanied by signed time sheets, documenting by date the actual hours worked by specific personnel for whom payment is requested, and any other data as may be requested by the Commissioner.

28.7 The Contractor shall not be entitled to any mark-up whatsoever on payments for Extra Work ordered pursuant to Article 26 hereof performed by Subcontractors.

ARTICLE 29 - RESOLUTION OF DISPUTES

29.1 All disputes between the City and the Contractor of the kind delineated in this article that arise under, or by virtue of, this Contract shall be finally resolved in accordance with the provisions of this article and the PPB Rules. The procedure for resolving all disputes of the kind delineated herein shall be the exclusive means of resolving any such disputes.

29.1.1 This article shall not apply to disputes concerning matters dealt with in other sections of the PPB Rules, or to disputes involving patents, copyrights, trademarks, or trade secrets (as interpreted by the courts of New York State) relating to proprietary rights in computer software.

29.1.2 This article shall apply only to disputes about the scope of work delineated by the Contract, the interpretation of Contract documents, the amount to be paid for Extra Work or disputed work performed in connection with the Contract, the conformity of the Contractor's Work to the Contract, and the acceptability and quality of the Contractor's Work; such disputes arise when the Engineer (defined in the contract) makes a determination with which the Contractor disagrees.

29.2 All determinations required by this article shall be made in writing clearly stated, with a reasoned explanation for the determination based on the information and evidence presented to the party making the determination. Failure to make such determination within the time required by this article shall be deemed a non-determination without prejudice that will allow application to the next level.

29.3 During such time as any dispute is being presented, heard, and considered pursuant to this article, the Contract terms shall remain in force and the Contractor shall continue to perform Work as directed by the ACCO or the Engineer. Failure of the Contractor to continue Work as directed shall constitute a waiver by the Contractor of its claim.

29.4 Presentation of Disputes to Commissioner. Notice of Dispute and Agency Response. The Contractor shall present its dispute in writing ("Notice of Dispute") to the Commissioner within thirty (30) Days of receiving written notice of the determination or action that is the subject of the dispute. This notice requirement shall not be read to replace any other notice requirements contained in the Contract. The Notice of Dispute shall include all the facts, evidence, documents, or other basis upon which the Contractor relies in support of its position, as well as a detailed computation demonstrating how any amount of money claimed by the Contractor in the dispute was arrived at. Within thirty (30) Days after receipt of the detailed written submission comprising the complete Notice of Dispute, the Engineer shall submit to the Commissioner all materials he or she deems pertinent to the dispute. Following initial submissions to the Commissioner, either party may demand of the other the production of any document or other material the demanding party believes may be relevant to the dispute. The requested party shall produce all relevant materials that are not otherwise protected by a legal privilege recognized by the courts of New York State. Any question of relevancy shall be determined by the Commissioner whose decision shall be final. Willful failure of the Contractor to produce any requested material whose relevancy the Contractor has not disputed, or whose relevancy

has been affirmatively determined, shall constitute a waiver by the Contractor of its claim.

29.4.1 Commissioner Inquiry. The Commissioner shall examine the material and may, in his or her discretion, convene an informal conference with the Contractor, the ACCO, and the Engineer to resolve the issue by mutual consent prior to reaching a determination. The Commissioner may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material from either or both parties as he or she deems fit. The Commissioner's ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the disputed presented, whether or not the Commissioner participated therein. The Commissioner may or, at the request of any party to the dispute, shall compel the participation of any other Contractor with a Contract related to the Work of this Contract, and that Contractor shall be bound by the decision of the Commissioner. Any Contractor thus brought into the dispute resolution proceeding shall have the same rights and obligations under this article as the Contractor initiating the dispute.

29.4.2 Commissioner Determination. Within thirty (30) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Commissioner shall make his or her determination and shall deliver or send a copy of such determination to the Contractor, the ACCO, and Engineer, together with a statement concerning how the decision may be appealed.

29.4.3 Finality of Commissioner Decision. The Commissioner's decision shall be final and binding on all parties, unless presented to the Contract Dispute Resolution Board pursuant to this article. The City may not take a petition to the Contract Dispute Resolution Board. However, should the Contractor take such a petition, the City may seek, and the Contract Dispute Resolution Board may render, a determination less favorable to the Contractor and more favorable to the City than the decision of the Commissioner.

29.5 Presentation of Dispute to the Comptroller. Before any dispute may be brought by the Contractor to the Contract Dispute Resolution Board, the Contractor must first present its claim to the Comptroller for his or her review, investigation, and possible adjustment.

29.5.1 Time, Form, and Content of Notice. Within thirty (30) days of its receipt of a decision by the Commissioner, the Contractor shall submit to the Comptroller and to the Commissioner a Notice of Claim regarding its dispute with the Agency. The Notice of Claim shall consist of (i) a brief Written statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Contractor contends the dispute was wrongly decided by the Commissioner; (ii) a copy of the written decision of the Commissioner; and (iii) a copy of all materials submitted by the Contractor to the Agency, including the Notice of Dispute. The Contractor may not present to the Comptroller any material not presented to the Commissioner, except at the request of the Comptroller.

29.5.2 Agency Response. Within thirty (30) days of receipt of the Notice of Claim, the Agency shall make available to the Comptroller a copy of all material submitted by the Agency to the Commissioner in connection with the dispute. The Agency may not present to the Comptroller any material not presented to the Commissioner except at the request of the Comptroller.

29.5.3 Comptroller Investigation. The Comptroller may investigate the claim in dispute and, in the course of such investigation, may exercise all powers provided in section 7-201 and 7-203 of the New York City Administrative Code. In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business records of the Contractor. Willful failure of the Contractor to produce within fifteen (15) days any material requested by the Comptroller shall constitute a waiver by the Contractor of its claim. The Comptroller may also schedule an informal conference to be attended by the Contractor, Agency representatives, and any other personnel desired by the Comptroller.

29.5.4 Opportunity of Comptroller to Compromise or Adjust Claim. The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in Article 29.5.3 to investigate the disputed claim. The period for investigation and compromise may be further extended by agreement between the Contractor and the Comptroller, to a maximum of ninety (90) days from the Comptroller's receipt of all materials. The Contractor may not present its petition to the Contract Dispute Resolution Board until the period for investigation and compromise

delineated in Article 29.5.4 has expired. In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the Contract between the parties.

29.6 Contract Dispute Resolution Board. There shall be a Contract Dispute Resolution Board composed of:

29.6.1 The chief administrative law judge of the Office of Administrative Trials and Hearings (OATH) or his/her designated OATH administrative law judge, who shall act as chairperson, and may adopt operational procedures and issue such orders consistent with this article as may be necessary in the execution of the Contract Dispute Resolution Board's functions, including, but not limited to, granting extensions of time to present or respond to submissions;

29.6.2 The Director of the Office of Construction or his/her designee; any designee shall have the requisite background to consider and resolve the merits of the dispute and shall not have participated personally and substantially in the particular matter that is the subject of the dispute or report to anyone who so participated; and

29.6.3 A person with appropriate expertise who is not an employee of the City. This person shall be selected by the presiding administrative law judge from a prequalified panel of individuals, established and administered by OATH with appropriate background to act as decision-makers in a dispute. Such individual may not have a contract or dispute with the City or be an officer or employee of any company or organization that does, or regularly represents persons, companies, or organizations having disputes with the City.

29.7 Petition to the Contract Dispute Resolution Board. In the event the claim has not been settled or adjusted by the Comptroller within the period provided in this article, the Contractor, within thirty (30) days thereafter, may petition the Contract Dispute Resolution Board to review the Commissioner's determination.

29.7.1 Form and Content of Petition by Contractor. The Contractor shall present its dispute to the Contract Dispute Resolution Board in the form of a petition, which shall include (i) a brief written statement of the substance of the dispute, the amount of money, if any, claimed, and the reason(s) the Contractor contends the dispute was wrongly decided by the Commissioner; (ii) a copy of the written Decision of the Commissioner, (iii) copies of all materials submitted by the Contractor to the Agency; (iv) a copy of the written decision of the Comptroller, if any, and (v) copies of all correspondence with, or written material submitted by the Contractor, to the Comptroller. The Contractor shall concurrently submit four (4) complete sets of the Petition: one set to the Corporation Counsel (Attn: Commercial and Real Estate Litigation Division) and three (3) sets to the Contract Dispute Resolution Board at OATH's offices with proof of service on the Corporation Counsel. In addition, the Contractor shall submit a copy of the written statement of the substance of the dispute, cited in (i) above, to both the Commissioner and the Comptroller.

29.7.2 Agency Response. Within thirty (30) Days of its receipt of the petition by the Corporation Counsel, the Agency shall respond to the brief written statement of the Contractor and make available to the Contract Dispute Resolution Board all material it submitted to the Commissioner and Comptroller. Three (3) complete copies of the Agency response shall be provided to the Contract Dispute Resolution Board and one to the Contractor. Extensions of time for submittal of the Agency response shall be given as necessary upon a showing of good cause or, upon consent of the parties, for an initial period of up to thirty (30) Days.

29.7.3 Further Proceedings. The Contract Dispute Resolution Board shall permit the Contractor to present its case by submission of memoranda, briefs, and oral argument. The Contract Dispute Resolution Board shall also permit the Agency to present its case in response to the Contractor by submission of memoranda, briefs, and oral argument. If requested by the Corporation Counsel, the Comptroller shall provide reasonable assistance in the preparation of the Agency's case. Neither the Contractor nor the Agency may support its case with any documentation or other material that was not considered by the Comptroller, unless requested by the Contract Dispute Resolution Board. The Contract Dispute Resolution Board, in its discretion, may seek such technical or other expert advice as it shall deem appropriate and may seek, on its own or upon application of a party, any such additional material from any party as it deems fit. The Contract Dispute Resolution Board, in its discretion, may combine more than one dispute between the parties for concurrent resolution.

29.7.4 Contract Dispute Resolution Board Determination. Within forty-five (45) Days of the conclusion of

all written submissions and oral arguments, the Contract Dispute Resolution Board shall render a written decision resolving the dispute. In an unusually complex case, the Contract Dispute Resolution Board may render its decision in a longer period, not to exceed ninety (90) Days, and shall so advise the parties at the commencement of this period. The Contract Dispute Resolution Board's decision must be consistent with the terms of the Contract. Decisions of the Contract Dispute Resolution Board shall only resolve matters before the Contract Dispute Resolution Board and shall not have precedential effect with respect to matters not before the Contract Dispute Resolution Board.

29.7.5 Notification of Contract Dispute Resolution Board Decision. The Contract Dispute Resolution Board shall send a copy of its decision to the Contractor, the ACCO, the Engineer, the Comptroller, the Corporation Counsel, the Director of the Office of Construction, and the PPB. A decision in favor of the Contractor shall be subject to the prompt payment provisions of the PPB Rules. The Required Payment Date shall be thirty (30) Days after the date the parties are formally notified of the Contract Dispute Resolution Board's decision.

29.7.6 Finality of Contract Dispute Resolution Board Decision. The Contract Dispute Resolution Board's decision shall be final and binding on all parties. Any party may seek review of the Contract Dispute Resolution Board's decision solely in the form of a challenge, filed within four (4) months of the date of the Contract Dispute Resolution Board's decision, in a court of competent jurisdiction of the State of New York, County of New York pursuant to Article 78 of the Civil Practice Laws and Rules. Such review by the court shall be limited to the question of whether or not the Contract Dispute Resolution Board's decision was made in violation of lawful procedure, was affected by an error of Law, or was arbitrary and capricious or an abuse of discretion. No evidence or information shall be introduced or relied upon in such proceeding that was not presented to the Contract Dispute Resolution Board in accordance with this article.

29.8 Any termination, cancellation, or alleged breach of the Contract prior to or during the pendency of any proceedings pursuant to this article shall not affect or impair the ability of the Commissioner or Contract Dispute Resolution Board to make a binding and final decision pursuant to this article.

ARTICLE 30 – RECORD KEEPING FOR EXTRA OR DISPUTED WORK

30.1 While the Contractor or any of its Subcontractors is performing Extra Work on a Time and Material Basis ordered by the Commissioner under Article 28, or is performing disputed Work, or complying with a determination or order under protest in accordance with Article 29 hereof, in each such case the Contractor shall furnish the Commissioner's Representative daily with three (3) copies of written statements signed by the Contractor's representative at the Site showing:

30.1.1 The name and number of each Worker employed on such Work or engaged in complying with such determination or order, the number of hours employed, and the character of the Work each is doing; and

30.1.2 The nature and quantity of any materials, plant and equipment furnished or used in connection with the performance of such Work or compliance with such determination or order, and from whom purchased or rented.

30.2 A copy of such statement will be countersigned by the Commissioner's Representative, noting thereon any items not agreed to or questioned, and will be returned to the Contractor within two (2) Days after submission.

30.3 The Contractor and its Subcontractors, when required by the Commissioner, or the Comptroller, shall also produce for inspection, at the office of the Contractor or Subcontractor, any and all of its books, bid documents, financial statements, vouchers, records, daily job diaries and reports, and canceled checks, and any other documents relating to showing the nature and quantity of the labor, materials, plant and equipment actually used in the performance of such Work, or in complying with such determination or order, and the amounts expended therefor, and shall permit the Commissioner and the Comptroller to make such extracts therefrom, or copies thereof, as they or either of them may desire.

30.4 In connection with the examination provided for herein, the Commissioner, upon demand therefor, will produce for inspection by the Contractor such records as the Agency may have with respect to such Extra or disputed Work performed under protest pursuant to order of the Commissioner, except those records and reports which may

have been prepared for the purpose of determining the accuracy and validity of the Contractor's claim.

30.5 Failure to comply strictly with these requirements shall constitute a waiver of any claim for extra compensation or damages on account of the performance of such Work or compliance with such determination or order.

ARTICLE 31 - OMITTED WORK

31.1 If any Work is omitted by the Commissioner pursuant to Article 33, the price to be paid for such Work, subject to audit by the Department and post-audit by the Comptroller, shall be reduced by an amount equal to the estimated cost of such omitted Work, computed in accordance with Article 28.2.1 through Article 28.2.7, unless the Contractor and Commissioner can agree upon another method of fixing the value of such omitted Work.

ARTICLE 32 - THE COMMISSIONER'S REPRESENTATIVE

32.1 The Commissioner's Representative shall be the representative of the Commissioner, and subject to review by the Commissioner, shall have the power, in the first instance, to inspect the performance of the Work and exercise such other authority as the Commissioner may delegate. He shall not however, have the power to issue an Extra Work order, except as specifically designated in writing by the Commissioner.

ARTICLE 33 - THE COMMISSIONER

33.1 The Commissioner, in addition to those matters elsewhere herein expressly made subject to his determination, direction or approval, shall have the power: (a) to review and determine any and all questions in relation to this Agreement and its performance; and (b) to modify or change this Agreement so as to require: (1) the performance of Extra Work (subject, however, to the limitations specified in Article 26 hereof); or (2) the omission of Work whenever he deems it in the interest of the City to do so; or both; and (c) to postpone, delay, suspend or terminate the whole or any part of the Work, whenever in his judgment such action is required in the interest of the City.

ARTICLE 34 - NO ESTOPPEL

34.1 Neither the City nor any department, officer, agent or employee thereof, shall be bound, precluded or estopped by any determination, decision, approval, order, letter, payment or certificate made or given under or in connection with this Agreement by the City, the Commissioner, the Commissioner's Representative, or any other officer, agent or employee of the City, either before or after the final completion and acceptance of the Work and payment therefor:

34.1.1 from showing the true and correct classification, amount, quality or character of the Work actually done; or that any such determination, decision, order, letter, payment or certificate was untrue, incorrect or improperly made in any particular, or that the Work or any part thereof does not in fact conform to the requirements of this Agreement; and

34.1.2 from demanding and recovering from the Contractor any overpayments made to him, or such damages as it may sustain by reason of his failure to perform each and every part of his Agreement in strict accordance with its items, or both.

ARTICLE 35 - EMPLOYEES

35.1 The Contractor and its subcontractors shall not employ on the Work:

35.1.1 anyone who is not competent, faithful and skilled in the Work for which he shall be employed; and whenever the Commissioner shall inform the Contractor, in writing, that any employee is, in his opinion, incompetent, unfaithful or disobedient, he shall be discharged from the Work forthwith, and shall not again be employed upon it; or

35.1.2 any labor, materials or means whose employment, or utilization during the course of this Agreement, may tend to or in any way cause or result in strikes, Work stoppages, delays, suspension of Work or similar troubles by workers employed by the Contractor or his subcontractors, or by any of the trades working in or about the buildings and premises where Work is being performed under this Agreement, or by other contractors or their subcontractors pursuant to other contracts, or on any other building or premises owned or operated by the City of New York, its agencies, departments, boards or authorities. Any violation by the Contractor of this requirement may, upon certification of the Commissioner, be considered as proper and sufficient cause for terminating the Contractor for cause and taking such action as set forth in Article 46 hereof, or such other action as the Commissioner may deem proper; or

35.1.3 in accordance with Section 220.3.e of the New York State Labor Law, any apprentice, unless he is registered individually, under a bona fide program registered with the New York State Department of Labor. The allowable ratio of apprentices to journeymen in any craft classification shall not be greater than the ratio permitted to the Contractor as to his Work force on any job under the registered program. Any employee listed on a payroll at an apprentice wage rate, who is not registered as above shall be paid the wage rate determined by the Comptroller of the City of New York for the classification of Work be actually performed. The Contractor or subcontractor will be required to furnish written evidence of the registration of his program and apprentices as well as all the appropriate ratios and wage rates, for the area of the construction prior to using any apprentices on the contract Work.

ARTICLE 36 - NO DISCRIMINATION

36.1 As required by New York State Labor Law Section 220.e, it is agreed between the parties hereto as follows:

36.1.1 That in the hiring of employees for the performance of Work under this Agreement or any subcontract hereunder, neither the Contractor, subcontractor, nor any person acting on behalf of such Contractor or subcontractor, shall by reason of race, creed, color or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the Work to which the employment relates;

36.1.2 That neither the Contractor, subcontractor, nor any person on his behalf shall, in any manner discriminate against or intimidate any employee hired for the performance of Work under this Agreement on account of race, creed, color or national origin;

36.1.3 That there may be deducted from the amount payable to the Contractor by the City under this Agreement a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated in violation of the provisions of this Agreement; and

36.1.4 That this Agreement may be canceled or terminated by the City and all moneys due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the Agreement.

36.1.5 The aforesaid provisions of this section covering every contract for or on behalf of the State or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York.

36.2 As required by New York City Administrative Code Section 6-108:

36.2.1 It shall be unlawful for any person engaged in the construction, alteration or repair of building or engaged in the construction or repair of streets or highways pursuant to a contract with the City or engaged in the manufacture, sale or distribution of materials, equipment or supplies pursuant to a contract with the City to refuse to employ or to refuse to continue in any employment any person on account of the race, color or creed of such person.

36.2.2 It shall be unlawful for any person or any servant, agent or employee of any person, described in subdivision 36.2.1 above, to ask, indicate or transmit, orally or in writing, directly or indirectly, the race, color or creed or religious affiliation of any person employed or seeking employment from such person, firm or corporation.

36.2.3 Disobedience of the foregoing provisions shall be deemed a violation of a material provision of this Agreement.

36.2.4 Any person, or the employee, manager or owner of or officer of such firm or corporation who shall violate any of the provisions of this section shall, upon conviction thereof, be punished by a fine of not more than one hundred dollars or by imprisonment for not more than thirty days, or both.

ARTICLE 37 - EQUAL EMPLOYMENT OPPORTUNITY

37.1 This Contract is subject to the requirements of Executive Order No. 50 (1980) as revised ("E.O. 50") and the Rules and Regulations promulgated thereunder. No contract will be awarded unless and until these requirements have been complied with in their entirety. By signing this contract, the Contractor agrees that:

37.1.1 The Contractor will not engage in any unlawful discrimination against any employee or applicant for employment because of race, creed, color, national origin, sex, age, disability, marital status, sexual orientation or citizenship status with respect to all employment decisions including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;

37.1.2 When it subcontracts, the Contractor will not engage in any unlawful discrimination in the selection of subcontractors on the basis of the owners', partners' or shareholders' race, color, creed, national origin, sex, age, disability, marital status, sexual orientation or citizenship status;

37.1.3 The Contractor will state in all solicitations or advertisements for employees placed by or on behalf of the Contractor that all qualified applicants will receive consideration for employment without regard to race, creed, color, national origin, sex, age, disability, marital status, sexual orientation or citizenship, or that it is an equal employment opportunity employer;

37.1.4 The Contractor will send to each labor organization or representative or workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E. O. 50 and the rules and regulations promulgated thereunder; and

37.1.5 The Contractor will furnish all information and reports including an Employment Report before the award of the contract which are required by E. O. 50, the rules and regulations promulgated thereunder, and orders of the Director of the Office of Labor Services ("DLS"), and will permit access to its books, records and accounts by DLS for the purposes of investigation to ascertain compliance with such rules, regulations, and orders.

37.2 The Contractor understands that in the event of its noncompliance with the nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, such noncompliance shall constitute a material breach of the contract and noncompliance with the E. O. 50 and the rules and regulations promulgated thereunder. After a hearing held pursuant to the rules of DLS, the Director of DLS may direct the imposition by the Commissioner of any or all of the following sanctions:

37.2.1 disapproval of the Contractor;
37.2.2 suspension or termination of the contract;
37.2.3 declaring the Contractor in default; or
37.2.4 in lieu of any of the foregoing sanctions, the Director may impose an employment program.

The Director of the DLS may recommend to the Department head that a Board of Responsibility be convened for purposes of declaring a contractor who has repeatedly failed to comply with E.O. 50 and the rules and regulations promulgated thereunder to be nonresponsible

37.3 The Contractor agrees to include the provisions of the foregoing paragraphs in every subcontract in the amount of $750,000 or more to which it becomes a party, unless exempted by E. O. 50 and the rules and regulations promulgated thereunder, so that such provisions will be binding upon each subcontractor. The Contractor will take

such action with respect to any subcontract as may be directed by the Director of DLS as a means of enforcing such provisions, including sanctions for noncompliance.

37.4 The Contractor further agrees that it will refrain from entering into any contract or contract modification subject to E. O. 50 and the rules and regulations promulgated thereunder with a subcontractor who is not in compliance with the requirements of E. O. 50 and the rules and regulations promulgated thereunder.

ARTICLE 38 - LABOR LAW REQUIREMENTS

38.1 The Contractor must strictly comply with all applicable provisions of the New York State Labor Law, including amendments thereto, and the provisions of Section 6-109 of the New York City Administrative Code, as amended. The Contractor and its Subcontractors shall keep and submit to the Commissioner's Representative daily sign-in sheets which include the following information: (1) Contractor name, address and telephone number; (2) Subcontractor name, address and telephone number; (3) employees's name, social security number, and job classification, and (4) employees' signature.

38.1.1 HOURS OF WORK: No laborer, worker or mechanic in the employ of the Contractor, subcontractor or other person doing or contracting to do the whole or a part of the Work contemplated by this Agreement shall be permitted or required to work more than eight hours in any one calendar day, or more than five days in any one week, except in cases of extraordinary emergency including fire, flood or danger to life or property, or in case of national emergency when so proclaimed by the President of the United States of America, or in any other case provided by law. In situations in which there are not sufficient laborers, workmen and mechanics who may be employed to carry on expeditiously the Work contemplated by this Agreement as a result of such restrictions upon the number of hours and days of labor, and the immediate commencement or prosecution or completion without undue delay of the Work is necessary for the preservation of the contract Site and/or for the protection of the life and limb of the persons using the same, such laborers, workers and mechanics shall be permitted or required to Work more than eight hours in any one calendar day; or five days in any one week; provided, however, that upon application of any contractor the Commissioner shall have first certified to the Commissioner of Labor of the State of New York that such public Work is of an important nature and that a delay in carrying it to completion would result in serious disadvantage to the public; and provided, further, that such Commissioner of Labor shall have determined that such an emergency does in fact exist as provided in Subdivision two of Section 220 of the Labor Law. Failure of the Commissioner to make such certification to the Commissioner of Labor shall not entitle the Contractor to damages for delay or for any cause whatsoever.

38.1.2 WORKING CONDITIONS: No part of the Work, labor or services shall be performed or rendered by the Contractor in any plants, factories, buildings or surroundings or under working conditions which are unsanitary or hazardous or dangerous to the health and safety of employees engaged in the performance of the Agreement. Compliance with the safety, sanitary and factory inspection laws of the state in which the Work is to be performed shall be prima facie evidence of compliance with this paragraph.

38.1.3 PREVAILING RATE OF WAGES: The wages to be paid for a legal day's Work to laborers, workers or mechanics employed upon the Work contemplated by this Agreement or upon any materials to be used thereon shall not be less than the "prevailing rate of wage" as defined in Section 220 of the Labor Law, and as fixed by the Comptroller in the attached Schedule of Wage Rates and in updated schedules thereof. The prevailing wage rates and supplemental benefits to be paid are those in effect at the time the Work is being performed. Request for interpretation or correction includes all requests for clarification of the classification of trades to be employed in the performance of the Work under this contract. In the event that a trade not listed in the classification of trades required to be used at the time of the award of the contract is in fact employed during the performance of this Agreement, the Contractor shall be required to obtain from the agency the prevailing wage rates and supplementary benefits for the trades used and to complete the performance of this contract at the price at which the contract was awarded.

38.1.4 MINIMUM WAGES: In accordance with the provisions of Section 6-109 of the New York City Administrative Code, as amended, except for employees whose wage is required to be fixed pursuant to Section 220 of the Labor Law, all persons employed by the Contractor and any subcontractor in the manufacture or furnishing of

the supplies, materials, or equipment, or the furnishing of Work, labor or services, used in the performance of this Agreement, shall be paid, without subsequent deduction or rebate unless expressly authorized by law, not less than the sum mandated by law.

38.1.5 For any breach or violation of the paragraphs on working conditions and minimum wages above, the party responsible therefor shall be liable to the City for liquidated damages, which may be withheld from any amounts due on any contracts with the City of such party responsible, or may be recovered in suits brought by the Corporation Counsel in the name of the City, in addition to damage for any other breach of this Agreement, a sum equal to the amount of any underpayment of wages due to any employee engaged in the performance of this Agreement. In addition, the Commissioner shall have the right to cancel this Agreement and enter into other contracts for the completion of the original Agreement, with or without public letting, and the original Contractor shall be liable for any additional cost. All sums withheld or recovered as deductions, rebates, refunds, or underpayments of wages hereunder, shall be held in a special deposit account and shall be paid without interest, on order of the Executive Director for Economic Development, directly to the employees who have been paid less than minimum rates of pay as set forth herein and on whose account such sums were withheld or recovered, provided that no claims by employees for such payments shall be entertained unless made within one year from the date of actual notice to the Contractor of the withholding or recovery of such sums by the City.

38.1.6 In the event of any breach or violation of any of the provisions of this Article 38, and in addition to any other provisions above, pertaining to said breach or violation, no contracts shall be awarded to the Contractor or subcontractor, as the case may be, or to any firm, corporation, partnership or association in which the Contractor or subcontractor has a controlling interest until three years have elapsed from the date of such breach.

38.1.7 The Contractor and his Subcontractors shall within ten (10) days after mailing of a Notice of Award or written order, post in prominent and conspicuous places in each and every plant, factory, building and structure where employees of the Contractor and his Subcontractors engaged in the performance of this Agreement are employed, notices furnished by the City, in relation to prevailing wages and supplements, minimum wages and other stipulations contained in Section 6-109 of the Administrative Code of the City of New York, and the Contractor and his Subcontractors shall continue to keep such notices posted in such prominent and conspicuous places until final acceptance of the supplies, materials, equipment, or Work, labor or services required to be furnished or rendered under this Agreement.

38.1.8 The Contractor and his Subcontractors shall keep such employment records as are required by Section 6-109 of the Administrative Code and the Rules of the Procurement Policy Board.

38.1.9 In all orders or contracts by the Contractor to the Subcontractor for; (a) manufacturing or furnishing any of the supplies, materials, or equipment required under the Agreement; (b) furnishing any of the Work, labor or services required under the Agreement, the Contractor shall insert a notice to the Subcontractor to the effect that such supplies, materials, equipment or Work, labor or services are for the City of New York and that the Subcontractor is subject to the provisions of Section 6-109 of the New York City Administrative Code.

38.1.10 At the time the Contractor makes application for each partial payment and for final payment, the Contractor shall submit to the Commissioner a written certification of compliance with the prevailing wage, minimum wage and other provisions and stipulations required by Section 220 of the New York State Labor Law and Section 6-109 of the Administrative Code of the City of New York. Compliance with the provisions of this paragraph shall be a condition precedent to payment, and no payment shall be made to the Contractor unless and until each such certification shall have been submitted to and received by the Commissioner.

38.1.11 This Agreement is executed by the Contractor with the express warranty and representation that the Contractor is not disqualified under the provisions of Section 6-109 of the Administrative Code for the award of the Agreement.

38.1.12 Any breach or violation of any of the foregoing shall be deemed a breach or violation of a material provision of this Agreement, and grounds for cancellation thereof by the City.

38.2 The Contractor shall include the provisions entitled PREVAILING WAGE ENFORCEMENT (Paragraphs A through H) set forth below in all subcontracts for construction work hereunder.

PREVAILING WAGE ENFORCEMENT: Wherever the City is referred to in this Article, such reference shall be revised to read "the City, acting through the CM."

(A) The Contractor agrees to pay for the cost of any investigation conducted by or on behalf of the City which discovers a failure to pay prevailing wages by the Contractor or its Subcontractor(s). The Contractor also agrees, that should it fail or refuse to pay for any such investigation, the City is hereby authorized to deduct from a Contractor's account an amount equal to the cost of such investigation.

(1) The Labor Law Section 220 and Section 220-d, as amended, provide that this Contract may be forfeited and no sum paid for any Work done hereunder on a second conviction for willfully paying less than:

(a) The stipulated wage scale as provided in Labor Law Section 220.3, as amended, or
(b) Less than the stipulated minimum hourly wage scale as provided in Labor Law Section 220-d, as amended.

(2) For any breach or violation of either Working Conditions and Minimum Wages, the party responsible therefore shall be liable to the City for liquidated damages, which may be withheld from any amounts due on any Contracts with the City of such party responsible, or may be recovered in suits brought by the Corporation Counsel in the name of the City, in addition to damage for any other breach of this Contract, a sum equal to the amount of any underpayment of wages due to any employee engaged in the performance of this Contract. In addition, the Commissioner shall have the right to cancel Contracts and enter into other Contracts for the completion of the original Contract, with or without public letting, and the original Contractor shall be liable for any additional cost. All sums withheld or recovered as deductions, rebates, refunds, or underpayment of wages hereunder, shall be held in a special deposit account and shall be paid without interest, on order of the Comptroller, directly to the employees who have been paid less than minimum rates of pay as set forth herein and on whose account such sums were withheld or recovered, provided that no claims by employees for such payments shall be entertained unless made within one (1) year from the date of actual notice to the Contractor of the withholding or recovery of such sums by the City.

(3) A determination by the Comptroller that a Contractor and/or its Subcontractor willfully violated the Labor Law Section 220 will be forwarded to the City's five District Attorneys for review.

(4) The Contractor's or Subcontractor's noncompliance with this Article and the Labor Law Section 220, may result in an unsatisfactory performance evaluation and the Comptroller may also find and determine that the Contractor or Subcontractor willfully violated the New York Labor Law.

(a) An unsatisfactory performance evaluation for noncompliance with this Article may result in a determination that the Contractor is a non-responsible bidder on subsequent procurements with the City and thus a rejection of a future award of a contract with the City, as well as any other sanctions provided for by the Law.

(b) The Labor Law Section 220-b, as amended, provides that when two (2) final determinations have been rendered against a Contractor or Subcontractor within any consecutive six (6) year period determining that such Contractor or Subcontractor has willfully failed to pay the prevailing rate of wages or to provide supplements in accordance with the Labor Law and this Article, whether such failures were concurrent or consecutive and whether or not such final determinations concerning separate public work projects are rendered simultaneously, such Contractor or Subcontractor shall be ineligible to submit a bid on or be awarded any public work contract with the City for a period of five (5) years from the second final determination. If the final determination involves the falsification of payroll records or the kickback of wages or supplements, the Contractor or Subcontractor shall be ineligible to submit a bid on or be awarded any public work contract with the City for a period of five (5) years from the first final determination.

(c) The Labor Law Section 220, as amended, provides that the Contractor or Subcontractor found to have violated this Article may be directed to make payment of wages or supplements including

interest found to be due, and the Contractor or Subcontractor may be directed to make payment of a further sum as a civil penalty in an amount not exceeding twenty-five (25%) percent of the total amount found to be due.

(B) The Contractor and its Subcontractors shall within ten (10) Days after mailing of a Notice of Award or written order, post in prominent and conspicuous places in each and every plant, factory, building, and structure where employees of the Contractor and its Subcontractors engaged in the performance of this Contract are employed, notices furnished by the City, in relation to prevailing wages and supplements, minimum wages and other stipulations contained in Section 6-109 of the Administrative Code, and the Contractor and its Subcontractors shall continue to keep such notices posted in such prominent and conspicuous places until Final Acceptance of the supplies, materials, equipment, or work, labor, or services required to be furnished or rendered under this Contract.

(C) The Contractor shall strictly comply with all of the provisions set forth below and provide for all workers, laborers or mechanics in its employ, the following:

(1) Notices Posted At Site: Post, in a location designated by the City, schedules of prevailing wages and supplements for this Project, a copy of all re-determinations of such schedules for the Project, the Workers' Compensation Law Section 51 notice, all other notices required by law to be posted at the Site, the City notice that this Project is a public work Project on which each worker is entitled to receive the prevailing wages and supplements for the occupation at which he or she is working, and all other notices which the City directs the Contractor to post. The Contractor shall provide a surface for such notices which is satisfactory to the City. The Contractor shall maintain and keep current such notices in a legible manner and shall replace any notice or schedule which is damaged, defaced, illegible or removed for any reason. The Contractor shall post such notices before commencing any Work on the Site and shall maintain such notices until all Work on the Site is complete; and

(2) Daily Site Sign-in Sheets: Maintain daily Site sign-in sheets, which include blank spaces for an employee's name to be both printed and signed, job title, date started and Social Security number, until Final Acceptance of the supplies, materials equipment, or work, labor, or services to be furnished or rendered under this Contract; and

(3) Individual Employee Information Notices: Distribute a notice, to each worker, laborer or mechanic employed under this Contract, in a form provided by the Agency, that this Project is a public work project on which each worker, laborer or mechanic is entitled to receive the prevailing wage and supplements for the occupation at which he or she is working. Worker, laborer or mechanic includes employees of the Contractor and all Subcontractors and all employees of Suppliers entering the Site. Such notice shall be distributed to each worker before he or she starts performing any Work of this Contract. At the time of distribution, the Contractor shall have each worker, laborer or mechanic sign a statement, in a form provided by the Agency, certifying that the worker has received the notice required by this Article, which signed statement shall be maintained with the payroll records required by this Contract; and

(4) Site Laminated Identification Badges: Provide laminated identification badges which indicate the worker's, laborer's or mechanic's name, trade, employer's name and employment starting date (month/day/year). Further, require as a condition of employment on the Site, that each and every worker, laborer or mechanic wear the laminated identification badge at all times and that it may be seen by any representative of the City; and

(5) Language Other Than English Used On Site: Provide the City notice when three (3) or more employees (worker and/or laborer and/or mechanic) on the Site, at any time, speak a language other than English. The City will then provide the Contractor the above described notices in that language or languages as may be required. The Contractor is responsible for all distributions hereunder.

(D) The Contractor and its Subcontractors shall keep such employment records as are required by Section 6-109 of the Administrative Code and the PPB Rules.

(E) In all orders or contracts by the Contractor to the Subcontractor for: (1) manufacturing or furnishing any of the supplies, materials, or equipment required under the Contract; or (2) furnishing any of the Work, labor or services

required under the Contract; the Contractor shall insert a notice to the Subcontractor to the effect that such supplies, materials, equipment or Work, labor or services are for the City and that the Subcontractor is subject to the provisions of Section 6-109 of the Administrative Code.

(F) At the time the Contractor makes application for each partial payment and for final payment, the Contractor shall submit to the Commissioner a written payroll certification, in the form provided by this Contract, of compliance with the prevailing wage, minimum wage and other provisions and stipulations required by Labor Law Section 220 and Section 6-109 of the Administrative Code. This certification of compliance with the provisions of this Article shall be a condition precedent to payment and no payment shall be made to the Contractor unless and until each such certification shall have been submitted to and received by the Commissioner.

(G) This Contract is executed by the Contractor with the express warranty and representation that the Contractor is not disqualified under the provisions of Section 6-109 of the Administrative Code for the award of the Contract.

(H) Any breach or violation of any of the foregoing shall be deemed a breach or violation of a material provision of this Contract, and ground for cancellation thereof by the City.

ARTICLE 39 - PAYROLL REPORTS

39.1 The Contractor and each subcontractor shall furnish to the Commissioner on demand a verified copy of his payroll, and also any other information required by the Commissioner to satisfy him that the provisions of the Labor Law as to the hours of employment and rates of wages are being observed.

ARTICLE 40 - DUST HAZARDS

40.1 Should a harmful dust hazard be created in performing the Work of this Agreement, for the elimination of which appliances or methods have been approved by the Board of Standards and Appeals of the State of New York, such appliances and methods shall be installed, maintained, and effectively operated during the continuance of such harmful dust hazard. Failure to comply with this provision after notice shall make this Agreement void.

ARTICLE 41 - NOISE CONTROL CODE PROVISIONS

41.1 In accordance with the provisions of Section 24-216, (noise abatement contract compliance), of the Administrative Code of the City of New York:

41.1.1 Devices and activities which will be operated, conducted, constructed or manufactured pursuant to this Agreement and which are subject to the provisions of the New York City Noise Control Code shall be operated, conducted, constructed, or manufactured without causing a violation of the code.

41.1.2 Such devices and activities shall incorporate advances in the art of noise control development for the kind and level of noise emitted or produced by such devices and activities, in accordance with regulations issued by the Commissioner of the Department of Environmental Protection. Regulations promulgated pursuant to Section 24-216 after the bid openings for subcontracts pursuant to this Agreement shall not alter its terms, conditions and specifications.

ARTICLE 42 - PAYMENT TERMS AND CONDITIONS

42.1 General

42.1.1 Total Amount: Total payments for all services performed and all expenses incurred pursuant to this Agreement shall not exceed the amount set forth in Exhibit A, subject to Article 42.1.3 below.

42.1.2 Executory Only: This Agreement shall be deemed executory only to the extent of the moneys appropriated and available for the purpose of the Agreement and no liability or account thereof shall be incurred beyond the amount of such moneys. It is therefore understood that neither this Agreement nor any representation by

any public employee or officer creates any legal or moral obligation to request, appropriate or make available moneys for the purpose of this Agreement.

42.1.3 Task Orders: Task Orders issued hereunder shall specify an overall Not to Exceed amount for the services to be performed thereunder. Such overall Not to Exceed amount shall be further broken down into allowance amounts for the following: (1) construction work; (2) staffing expenses; (3) miscellaneous expenses, and (4) additional services. In the event the allowance amounts set forth in the Task Order are not sufficient, as determined by the Commissioner, to cover the cost of required services for which allowance amounts are specified, the Commissioner will increase the amounts of such allowances.

42.1.4 Reallocation of Allowance Amounts: Notwithstanding the specific amounts allocated for allowances, as set forth in Task Orders issued hereunder, the Commissioner may, by issuance of a Supplementary Task Order to the Contractor, reallocate such specific allowance amounts.

42.1.5 Guaranteed Minimum: The City guarantees that for the entire period of time the Contract is in effect (i.e., throughout the term of the Contract, plus any extension thereof), it will issue Task Orders to the Contractor, the cumulative total of which shall be at least ten thousand ($10,000) dollars. The City has no obligation to order services hereunder in excess of the guaranteed minimum amount specified herein, and no action for damages or for loss of profits shall accrue to the Contractor by reason thereof.

42.2 Multiplier

42.2.1 The Multiplier to be used in calculating payment to the Contractor for staffing expenses for construction management personnel, in accordance with the terms and conditions set forth in Article 42.3 below, is set forth in Exhibit A (the "Multiplier"). The Multiplier shall be deemed to include all costs and expenses incurred by the Contractor in the performance of all required services specified in the Task Order, including all costs and expenses related to management, all items of overhead and any anticipated profit, exclusive of the following: (1) reimbursable Direct Salary Rates for construction management personnel, as specified in Article 42.3 below, and (2) any allowance amounts for construction work, miscellaneous expenses and/or additional services, as specified in the Task Order. Such Multiplier shall include, but not be limited to, the items set forth below:

(a) Compensation to all officers, principals, employees and personnel of the Contractor, serving in whatever capacity, including without limitation the Project Executive. Compensation shall include without limitation the items set forth below.

  (1) wages and/or salaries, except for Direct Salary Rates for those personnel identified in the approved Staffing Plan. The Contractor is entitled to reimbursement of such Direct Salary Rates in accordance with Article 42.3.
  (2) all payments mandated by law, including without limitation, social security and medicare taxes, insurance (Worker's Compensation, Employers Liability, Unemployment).
  (3) employer contributions, if any, to retirement plans, including without limitation pension and/or deferred compensation plans.
  (4) all payments for compensated absence time, including without limitation vacation time, sick time, personal time and holidays.
  (5) costs for any and all other fringe and/or supplemental benefits.

(b) All expenses incurred by the Contractor in connection with the performance of all required services, including without limitation: (1) expenses for related services, as set forth in Article 11.4, (2) meals, (3) lodging, and (4) expediting costs.

(c) All expenses incurred by the Contractor with respect to home office general facilities including, but not limited to, rental cost or depreciation factor, light, heat and water, telephone charges, including all charges for calls to the job site and DDC (except for long distance calls to other locations as specifically required by the Commissioner), telegraph, sales, estimating expenses, accounting fees and bookkeeping expenses, electronic data processing services, including programming and rental equipment, dues and subscriptions, stationery, printing, postage, and any other office or

miscellaneous expenses, except as otherwise expressly provided in an allowance for miscellaneous expenses and/or additional services specified in the Task Order.

(d) All expenses incurred by the Contractor with respect to applicable taxes of any kind whatsoever, other than sales and use taxes, including without limitation, federal, state and local income tax and any franchise or other business taxes.

(e) All insurance coverage determined by the Contractor to be necessary for the performance of all required services hereunder, including without limitation: (1) all insurance required by Article 23 hereof (except for Builder's Risk insurance); (2) all insurance required by law, and (3) all other insurance maintained by the Contractor in the course of business, including without limitation, burglary and theft, general fidelity and payroll insurance.

(f) Any losses for theft or robbery sustained by Contractor.

(g) All expenses incurred by the Contractor with respect to fixed capital, including interest thereon or on monies borrowed.

(h) All expenses incurred by the Contractor with respect to legal services.

(i) All management, administrative or overhead expenses of any kind whatsoever incurred by the Contractor, including such expenses incurred in the performance of additional services hereunder.

(j) Profit.

42.3 Allowance for Staffing Expenses for Construction Management Personnel

42.3.1 Amount of Allowance: Each Task Order shall specify an allowance amount for payment of the Contractor's staffing expenses for those construction management personnel who have been assigned to the Project and identified in the Staffing Plan approved by the Commissioner pursuant to Article 11 hereof (the "Assigned Personnel" or the "Assigned Employee"). The Contractor shall not be entitled to payment for staffing expenses for: (1) any Project Executive(s), or (2) any personnel not assigned to the Project and not included in the approved Staffing Plan.

42.3.2 Amount of Payment: For any given week during which an Assigned Employee performed services for the Project, payment to the Contractor for such employee's services for that week shall be calculated as follows: Multiply the amount set forth in paragraph (a) by the number set forth in paragraph (b), and then multiply the result by the Multiplier set forth in Exhibit A; provided, however, the Multiplier shall **NOT** apply to any increase in the Assigned Employee's Direct Salary Rate per hour for authorized services performed during overtime hours. The amount of payment for the services of an Assigned Employee calculated in accordance with this section may be subject to an equitable reduction if the conditions set forth in Article 42.3.3 below apply.

(a) Assigned Employee's Direct Salary Rate per hour, as determined and approved in writing by the Commissioner in accordance with Article 42.3.4 below. In the event the Contractor received written authorization from the Commissioner to have the Assigned Employee perform services for the Project during overtime hours, the employee's Direct Salary Rate per hour may be subject to an increase for such overtime hours in accordance with Article 42.3.5 below.

(b) Total number of hours set forth on time sheets completed by the Assigned Employee for the week in question during which the Assigned Employee actually performed services for this Project. This total number of hours shall **NOT** include the following: (1) any hours the Assigned Employee spent commuting; (2) any non-billable hours, as defined in paragraph (c) below; (3) any hours during which the Assigned Employee performed services for any other project, and (4) any overtime hours, as defined in Article 42.3.5 below, unless otherwise authorized in advance, in writing by the Commissioner in accordance with Article 42.3.5.

(c) Non-billable hours shall be defined as any hours set forth time sheets completed by the Assigned Employee which have been allocated to any category or function other than services performed for this Project. Non-billable hours shall include without limitation: (1) compensated absence time, including without limitation vacation time, sick time, personal time and holidays; (2) performance of indirect administrative tasks, or (3) any other time keeping category consistent with standard accounting practices.

(d) The Multiplier applicable to Direct Salary Rates per hour shall be deemed to include the costs specified in Article 42.2 above. The Multiplier shall **NOT** apply to any increase in the Assigned

Employee's Direct Salary Rate per hour for authorized services performed during overtime hours.

42.3.3 Equitable Reduction: The amount of reimbursement to the Contractor for services performed for the Project by an Assigned Employee, calculated in accordance with Article 42.3.2 above, shall be subject to an equitable reduction if, for the given week during which an Assigned Employee performed services for the Project, the total number of hours for which the Assigned Employee was actually paid by the Contractor for that week, less any non-billable hours, is less than the total number of hours actually billed by the Contractor to all entities for the Assigned Employee's services for that week, including the number of hours billed for this Project. In such event, the amount of reimbursement to the Contractor for services performed by an Assigned Employee for the week in question, calculated in accordance with Article 42.3.2 above, shall be reduced by multiplying such amount by the following: the fractional number resulting from the division of the number set forth in item (a) below by the number set forth in item (b).

(a) total number of hours for which the Assigned Employee was actually paid by the Contractor for the week in question, less any non-billable hours, as defined in Article 42.3.2 (c) above.

(b) total number of hours actually billed by the Contractor to all entities for the Assigned Employee's services for the week in question, including the number of hours billed for this Project

42.3.4 Direct Salary Rates: Direct Salary Rates per hour for each Assigned Employee shall be determined and approved by the Commissioner in accordance with the terms and conditions set forth below.

(a) For each Assigned Employee, the Contractor shall submit such employee's actual annual direct salary, as defined in paragraph (1) below, as well as a copy of its payroll register for the past six months reflecting amounts actually paid by the Contractor to the Assigned Employee.

  (1) An Assigned Employee's actual annual direct salary shall be the salary amount directly payable to such employee on an annual basis and shall **NOT INCLUDE** any amount for the following costs or payments: (1) all payments for services performed during overtime hours, as defined in Article 42.3.5 below; (2) all employer payments mandated by law, including without limitation, social security and medicare taxes, insurance (Worker's Compensation, Employers Liability, Unemployment); (3) all employer contributions, if any, to retirement plans, including without limitation pension and/or deferred compensation plans, and (4) all costs for any and all other fringe and/or supplemental benefits.

  (2) To compute an Assigned Employee's actual annual direct salary on an hourly basis, the Assigned Employee's actual annual direct salary, as defined in paragraph (1) above, shall be divided by 2080.

(b) For each Assigned Employee, the Commissioner shall determine and approve in writing the Direct Salary Rate per hour to be paid for such employee. Unless otherwise determined by the Commissioner, an Assigned Employee's Direct Salary Rate per hour shall be the Assigned Employee's actual annual direct salary, computed on an hourly basis in accordance with paragraph (a) (2) above.

(c) Following the Commissioner's determination and approval of an Assigned Employee's Direct Salary Rate per hour in accordance with paragraph (b) above, any increase(s) in such rate to be paid hereunder must by approved in writing by the Commissioner.

(d) The Direct Salary Rate per hour for an Assigned Employee, determined and approved in accordance with this section, may be increased in accordance with Article 42.3.5 below, in the event the Contractor received written authorization from the Commissioner to have the Assigned Employee perform services for the Project during overtime hours.

42.3.5 Adjustment for Overtime: The Commissioner may authorize the Contractor in advance in writing to have an Assigned Employee(s) perform services during overtime hours. Overtime hours shall be defined as any hours in excess of eight (8) hours per day, Monday through Friday. In the event of such authorization, for services performed during overtime hours, the Assigned Employee's Direct Salary Rate per hour, determined by the Commissioner in accordance with Article 42.3.4 above, shall be increased by a factor of 50%; provided, however, the

Contractor shall **NOT** be entitled to such increase in the Assigned Employee's Direct Salary Rate per hour for services performed during overtime hours, unless the following two conditions are met: (1) the Contractor has a company wide policy in effect that is consistently applied to all clients and that provides for payment at increased rates to designated classes of employees for services performed during overtime hours, and (2) the total amount of such increase is actually paid in full by the Contractor to the Assigned Employee. Any such increase in the Assigned Employee's Direct Salary Rate per hour for services performed during overtime hours shall **NOT** be subject to the Multiplier set forth in Exhibit A. With respect to any Assigned Employee for whom an increase in the reimbursable Direct Salary Rate per hour is requested for services performed during overtime hours, the Contractor shall provide a certification stating that the two conditions set forth herein have been met.

42.3.6 Requisitions: For any given week(s) for which the Contractor is requesting reimbursement for staffing expenses for an Assigned Employee, the Contractor shall submit the documentation set forth in Article 42.6 below.

42.3.7 Representations: With respect to reimbursable staffing expenses, the Contractor covenants and represents the following: (1) it shall incur only those staffing expenses which are necessary and reasonable, based on standard practice in the construction industry, to complete the Project, and (2) it shall ensure that reimbursable staffing expenses do not exceed the Allowance for Staffing Expenses provided for herein. Any deviations or anticipated deviations from the Allowance for Staffing Expenses, even those deviations which do not involve an increase in such allowance, will not be paid, unless approved in advance in writing by the Commissioner.

42.4 Allowance for Construction Services

42.4.1 Each Task Order shall specify an allowance amount for payment for construction services performed by subcontractors under the supervision and control of the Contractor.

42.4.2 The total amount to be paid from the Allowance for Construction Services shall not exceed the cumulative total of the amounts for which subcontracts for construction services for the Project are awarded pursuant to Article 10 hereof and the amounts of any change orders to such subcontracts. No amounts shall be paid from the Allowance for Construction Services, unless the Commissioner has given prior written approval to the amount of award of the subcontract and the amount of any change orders thereto, as required by Article 10.2.4 hereof.

42.4.3 Bid Breakdown of Subcontract Price: Upon commencement of construction services, the Contractor shall submit a bid breakdown of construction costs on a per subcontract basis, and any other information as may be required by the Commissioner. This breakdown shall be used for checking the Contractor's requests for partial payment for construction work performed by subcontractors and shall not be binding on the Commissioner for any purpose whatsoever.

42.4.4 Partial Payments: Partial payments to the Contractor for construction work performed by subcontractors shall be on the basis of and in proportion to the percentage of completion of all construction work required under the subcontract, as determined by the Commissioner. Until Substantial Completion of the Work, the Commissioner shall deduct and retain 5% of the value of the construction work certified for payment in each partial payment voucher. Upon determination by the Commissioner that the Work required is substantially complete, the retainage shall be reduced to 1% of the value of the construction work certified for payment in each partial payment voucher, which amount shall be retained by the City in accordance with the Article 25 hereof.

(a) With respect to construction work, partial payments may be made for materials, fixtures and equipment in advance of their actual incorporation in the work, subject to approval by the Commissioner and compliance with the requirements set forth in Exhibit B.

(b) In connection with every partial payment requisition for construction work, the Contractor shall also submit a verified statement in the prescribed form setting forth the information required under Section 220(a) of the Labor Law.

42.4.5 Substantial Completion Requisition: Upon written determination by the Commissioner that the Work is substantially complete, the Contractor shall submit a requisition for a substantial completion payment.

The Contractor must submit the following with such requisition:

(a) a final verified statement of any and all alleged claims against the City, in any way connected with or arising out of the Work for which payment is requested, including those as to which details may have been furnished pursuant to Articles 29 and 30 hereof. With respect to each such claim, the Contractor shall set forth the total amount thereof, the various items of labor and materials included therein, and the alleged value of each item; and if the alleged claim be one for delay, the alleged cause of each such delay, the period or periods of time, giving the dates when the Contractor claims the performance of the work or a particular part thereof, was delayed, and an itemized statement and breakdown of the amount claimed for each such delay. With reference to each such claim, the Commissioner and the Comptroller shall have the same right to inspect, and to make extracts or copies of, books, vouchers, records, etc., of the Contractor or the subcontractor, as referred to in Articles 29 and 30 hereof. Nothing contained in this Article is intended to or shall relieve the Contractor from the obligation of giving timely notice of claims pursuant to Articles 29 and 30 hereof. The Contractor is warned that unless such claims are completely set forth as herein required, the Contractor, upon acceptance of the substantial completion payment pursuant to this Article, will have waived any such claims arising out of the Work for which payment is requested.

(b) a final written complete punch list and a date for completion of all required work. The punch list and completion date are subject to the written acceptance of the Commissioner.

(c) If required, a request for a substantial or final extension of time.

42.4.6 Substantial Completion Payment: The Commissioner shall issue a voucher calling for payment to the Contractor of any part or all of the balance due for Work for which payment is requested, including moneys retained hereunder, less any and all deductions authorized to be made by the Commissioner, under this contract or by law, and less twice the amount the Commissioner considers necessary to ensure the completion of the balance of the Work. No further partial payments shall be made to the Contractor after the Commissioner determines that the Work is substantially complete, except the substantial completion payment and any requisitions for partial payment that were properly filed with the Commissioner prior to the date of substantial completion; provided, however, the Commissioner may grant a waiver for further partial payments after the date of substantial completion to permit payments for change order work and/or release of retainage and deposits pursuant to Article 25. Such waiver shall be in writing.

42.4.7 Final Payment: After Final Acceptance by the Commissioner of the Work, the Contractor shall submit all required certificates and documents, together with a requisition for the balance claimed to be due, less the amount authorized to be retained for maintenance under Article 25 hereof. A verified statement similar to that required in connection with applications for partial payments shall also be submitted to the Commissioner.

42.4.8 Requisition for Final Payment: The Contractor must also submit with the final requisition for Work performed any amendments to the final verified statement of any and all alleged claims against the City in any way connected with or arising out of the Work performed for which payment is requested (including those as to which details may have been furnished pursuant to Articles 29 and 30 hereof) that have occurred subsequent to Substantial Completion, setting forth with respect to each such claim the total amount thereof, the various items of labor and materials included therein, and the alleged value of each such item. With reference to each permissible claim, the Commissioner and the Comptroller shall have the same right to inspect, and to make extracts or copies of, the books, vouchers, records, etc., of the Contractor or subcontractor, as referred to in Articles 29 and 30 hereof. Nothing contained in this Article, is intended to or shall relieve the Contractor from the obligation of giving timely notice of claims pursuant to Articles 29 and 30 hereof. The Contractor is warned that unless such claims are completely set forth as herein required, the Contractor upon acceptance of the final payment, pursuant to Article 44 hereof, will have waived any such claims arising out of the Work performed for which payment is requested.

42.4.9 Voucher for Final Payment: Upon determining the balance due for Work for which payment is requested, other than on account of claims, the Commissioner's Representative will prepare and certify, and the Commissioner will approve, a voucher for final payment in that amount less any and all deductions authorized to be made by the Commissioner under contract or by law. Such voucher shall thereupon be filed with the Comptroller and a copy thereof delivered to the Contractor. The Commissioner shall certify the voucher for final payment for Work

performed for which payment is requested following completion and acceptance of the work, provided all requests for extensions of time have been acted upon, if required. Payment pursuant to such final voucher, less any deductions authorized to be made by the Commissioner under contract or by law, shall constitute final payment in accordance with Article 44 hereof.

42.4.10 Substantial Completion Per Subcontract: In the event the Commissioner, pursuant to Article 10.4 hereof, makes a determination of Substantial Completion with respect to the work specified in a subcontract, then the payment terms set forth in this Article 42 shall apply on the basis of such subcontract; provided, however, release of retainage shall be determined in accordance with Article 10.4.2(a).

42.4.11 No Mark-up: The Contractor shall not be entitled to any mark-up whatsoever on payments for construction work performed by subcontractors hereunder.

42.5 Allowance for Miscellaneous Items

42.5.1 Task Orders issued hereunder may contain an allowance for miscellaneous items. Miscellaneous items shall be such items determined by the Commissioner to be necessary for the expeditious completion of the Project, and may include without limitation, the items set forth in Article 11.

42.5.2 The Contractor shall be reimbursed for expenses actually incurred with respect to miscellaneous items it was directed to provide. Such reimbursement is subject to the terms and conditions set forth below.

(a) No miscellaneous items shall be provided by the Contractor, or reimbursed from this allowance, unless expressly authorized in a written directive from the Commissioner. For miscellaneous items in excess of $150, such written authorization must be provided in advance of the expenditure.

(b) In the event the Contractor is directed to purchase any item(s) pursuant to this allowance, such item(s) shall, unless otherwise directed by the Commissioner, be the sole property of the City upon delivery to the designated location. Upon completion of the required work, as directed by the Commissioner, the Contractor shall turn such item(s) over to the City.

(c) With respect to miscellaneous items, the Contractor shall utilize the method of procurement and form of payment directed by the Commissioner.

42.5.3 Reimbursement for miscellaneous items shall be the actual and reasonable cost of the same, with no mark-up for the Contractor's overhead and profit.

42.5.4 Reimbursement for long distance travel expenses, as set forth in Article 11, shall be in accordance with the normal travel allowances of the City of New York for its own employees as provided in Comptroller's "Directive #6, Travel, Meals, Lodging and Miscellaneous Agency Expenses." The Contractor shall not be entitled to any mark-up with respect to long distance travel expenses.

42.5.5 Requests for reimbursement for miscellaneous items shall be accompanied by receipted bills or any other data required by the Commissioner.

42.6 Allowance for Additional Services

42.6.1 Task Orders issued hereunder may contain an allowance for additional services. Additional services shall be such services determined by the Commissioner to be necessary for the expeditious completion of the Project, and may include without limitation, the performance of general conditions work.

42.6.2 The Contractor shall be reimbursed for expenses actually incurred with respect to additional services it was directed to provide. Such reimbursement is subject to the terms and conditions set forth below.

(a) No additional services shall be provided by the Contractor, or reimbursed from this allowance, unless expressly authorized in a written directive from the Commissioner. For additional services in excess of $150, such written authorization must be provided in advance of the expenditure.

(b) With respect to additional services, the Contractor shall utilize the method of procurement and form of payment directed by the Commissioner.

42.6.3 Reimbursement for additional services shall be the actual and reasonable cost of the same, with no mark-up for the Contractor's overhead and profit. Requests for reimbursement for additional services shall be accompanied by receipted bills or any other data required by the Commissioner.

42.7 Requisitions for Payment

42.7.1 Requisitions for payment may be submitted as the work progresses, but not more often than once a month. Requisitions shall be in the authorized form and shall set forth the services performed by the Contractor and the total amount of partial payment requested. The total amount of partial payment requested shall be broken down into the following categories, to the extent each respective category applies to the payment period: (1) Construction Work; (2) Staffing Expenses; (3) Miscellaneous Items, and (4) Additional Services. The Contractor shall submit one original and two copies of each requisition for payment. Requisitions for payment shall be accompanied by the documentation set forth below:

(a) Project Progress Report: The Contractor shall submit a current report indicating (1) the percentage of completion of all required Work for the Project, and (2) the services the Contractor was directed to provide during the payment period.

(b) Construction Work: For any given period for which the Contractor is requesting payment for construction Work, the Contractor shall submit the documentation set forth below:

(1) Current report indicating: (1) the name and type of construction Work performed by each first tier Subcontractor, and (2) the percentage of completion of all required construction Work under that subcontract. A first tier Subcontractor shall mean a Subcontractor directly engaged by the Contractor.

(2) Certified copies of payroll reports for all Subcontractors of whatever tier which have performed construction Work for the Project.

(c) Staffing Expenses: For any given period for which the Contractor is requesting payment for staffing expenses for an Assigned Employee, the Contractor shall submit the documentation set forth below:

(1) the Assigned Employee's name and title.

(2) Commissioner approval of the Assigned Employee, either approved Staffing Plan in accordance with Article 11 or documentation approving the Assigned Employee as a replacement.

(3) the Assigned Employee's Direct Salary Rate determined by the Commissioner in accordance with Article 42.3.4 above and included in the approved Staffing Plan.

(4) number of hours worked each day by the Assigned Employee for the week(s) in question.

(5) detailed time sheets completed by the Assigned Employee for the week(s) in question. Such detailed time sheets shall reflect all hours of service by the Assigned Employee, including without limitation: (1) actual hours during which the employee performed services for this Project; (2) actual hours during which the employee performed services for other projects, and (3) non-billable hours, as defined in Article 42.3.3 (c) above.

(6) copy of the Contractor's payroll register for the week(s) in question reflecting the amount actually paid by the Contractor to the Assigned Employee for that week.

(7) Certification described in Article 42.3.5, if applicable.

(c) Miscellaneous Items: For any given period for which the Contractor is requesting reimbursement for expenses incurred for miscellaneous items, the Contractor shall submit: (1) a report describing the miscellaneous items the Contractor was directed to provide, and (2) receipted bills or any other data required by the Commissioner.

(d) Additional Services: For any given period for which the Contractor is requesting reimbursement for expenses incurred for additional services, the Contractor shall submit: (1) a report describing the additional services the Contractor was directed to provide, and (2) receipted bills or any other data required by the Commissioner.

42.7.2 All payments hereunder are contingent upon the Contractor's satisfactory performance of the required services. The Commissioner is authorized to make deductions for any Work performed hereunder which he/she determines to be of unsatisfactory quality.

42.7.3 Following the receipt of a satisfactory requisition for payment, the Commissioner's Representative will prepare, and the Commissioner will approve, a voucher in the amount certified for partial payment, less any and all deductions authorized to be made by the Commissioner under any terms of this Agreement or by law. This voucher will thereupon by filed with the Comptroller, with a copy thereof available to the Contractor if requested.

ARTICLE 43 - PROMPT PAYMENT

43.1 The Prompt Payment provisions set forth in the Procurement Policy Board Rules in effect at the time of this solicitation will be applicable to payments made under this Contract. The provisions require the payment to contractors of interest on payments made after the required payment date, except as otherwise provided in the Procurement Policy Board Rules.

43.2 The Contractor must submit a proper invoice to receive payment, except where the Contract provides that the Contractor will be paid at predetermined intervals without having to submit an invoice for each scheduled payment.

43.3 Determination of interest due will be made in accordance with the provisions of the Procurement Policy Board Rules and General Municipal Law 13-a.

43.4 If the Contractor is paid interest, the proportionate share of that interest shall be forwarded by the Contractor to its subcontractor(s).

43.5 The Contractor shall pay each subcontractor (including a materials supplier) not later than seven (7) days after receipt of payment out of amounts paid to the Contractor by the City for work performed by the subcontractor or supplier under this Contract.

ARTICLE 44 - ACCEPTANCE OF FINAL PAYMENT

44.1 The acceptance by the Contractor, or by anyone claiming by or through him, of final payment, whether such payment be made pursuant to any judgment of any court, or otherwise, shall constitute and operate as a release to the City from any and all claims of and liability to the Contractor, or anyone claiming by or through him, for anything theretofore done or furnished for or relating to or arising out of this Contract and the Work done hereunder, and for any prior act, neglect or default on the part of the City or any of its officers, agents or employees, excepting only a claim against the City for the amounts deducted or retained in accordance with the terms and provisions of this Agreement or by law, and excepting a claim, not otherwise waived, which is contained in the verified statement filed with the Contractor's final requisitions for any work performed hereunder.

44.2 The Contractor is warned that the execution by him of a release, in connection with the acceptance of any final payment hereunder, containing language purporting to reserve claims other than those herein specifically excepted from the operation of this Article, or those for amounts deducted by the Commissioner from the final requisition or by the Comptroller from the final payment as certified by the Commissioner's Representative and approved by the Commissioner, shall not be effective to reserve such claims, anything stated to the Contractor orally or in writing by any officer, agent or employee of the City to the contrary notwithstanding.

44.3 Should the Contractor refuse to accept any final payment hereunder as tendered by the Comptroller, it shall constitute a waiver of any right to interest thereon.

44.4 The Contractor, however, shall not be barred from commencing an action for breach of contract under this provision, provided that a detailed and verified statement of claim is served upon the Department and Comptroller not later than forty (40) days after the mailing of such final payment. The statement shall specify the items upon which the claim will be based and any such claim shall be limited to such items.

44.5 The provisions of this Article 44 shall apply to final payment(s) for any Task Orders issued hereunder.

ARTICLE 45 - RIGHTS OF COMMISSIONER TO POSTPONE AND TERMINATE AGREEMENT

45.1 The Commissioner shall have the right, upon ten (10) days prior written notice to the Contractor, to postpone, delay, suspend or terminate all or any portion of the services to be performed by the Contractor under the Agreement, or any additions thereto or modifications thereof, at any time and for any reason deemed to be in the City's interest. In such event, the Contractor shall be paid such part of the payment items set forth in Article 42 as shall have become due and payable hereunder for the work done by him prior thereto, or for non-cancelable orders for material and/or equipment that is not capable of use except in the performance of this Agreement and has been specifically fabricated for the sole purpose of this Agreement and not incorporated into the Work, subject to audit by the Department and post-audit by the Comptroller. Such postponement, delay, suspension or termination shall not give rise to any cause of action for damages or extra remuneration against the City other than that provided for herein.

ARTICLE 46 - TERMINATION OF THIS AGREEMENT FOR CAUSE

46.1 If in the sole determination of the Commissioner: (1) the Contractor fails to perform any of the terms, covenants or provisions of this Agreement on its part to be performed, or (2) the Contractor fails to progress with the Work called for under this Agreement in a satisfactory manner, or (3) the conduct of the Contractor is such that the interests of the City are likely to be impaired or prejudiced, or (4) the Contractor shall violate any of the terms, covenants or provisions of this Agreement, then the Commissioner may, upon written notice to the Contractor, immediately terminate this Agreement for cause.

46.2 Upon such termination, the Contractor shall be entitled to payment of such amount, to be determined by the Commissioner, and subject to audit by the Comptroller, as shall fairly compensate him for the work satisfactorily performed prior to the termination date; provided, however, that the Commissioner shall deduct from such amount and from any amount due and payable to the Contractor prior to the termination date, but withheld or not paid, the total amount of additional expenses incurred by the City in order satisfactorily to complete the Work required to be performed by the Contractor under this Agreement, including the expense of engaging another Contractor for this purpose. If such additional expense shall exceed the amounts otherwise due and payable to the Contractor hereunder, the Contractor shall pay the City the full amount of such excess incurred by the City.

46.3 The Commissioner's determination upon which the termination of this Agreement for cause is based, as set forth in Article 46.1, shall be conclusive, final and binding on the parties and such a finding shall preclude the Contractor from commencing a plenary action for any damages relating to the Contract. If the Contractor protests the determination of the Commissioner, the Contractor may commence a lawsuit in a court of competent jurisdiction of the State of New York under Article 78 of the New York Civil Practice Law and Rules.

ARTICLE 47 - ACTIONS UPON TERMINATION

47.1 In the event of termination with or without cause, the Contractor shall, upon receipt of such notice, take the following actions:

47.1.1 Stop Work on the date specified in the notice;
47.1.2 Take such action as may be necessary for the protection and preservation of the City's materials and property;
47.1.3 Cancel all cancelable orders for material and equipment;
47.1.4 Assign to the City and deliver to the Site or any other location designated by the Commissioner, any non-cancelable orders for material and/or equipment that is not capable of use except in the performance of this

Agreement and has been specifically fabricated for the sole purpose of this Agreement and not incorporated in the Work;

47.1.5 Take no action which will increase the amounts payable by the City under this Agreement.

ARTICLE 48 - CLAIMS AND ACTIONS THEREON

48.1 No claim against the City for damages for breach of contract or compensation for Extra Work shall be made or asserted in any action or proceeding at law or in equity, unless the Contractor shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims all as herein before provided.

48.2 Nor shall any such action or proceeding be instituted or maintained on any such claims unless such action or proceeding be commenced within one year after the date of the filing in the office of the Comptroller of the final payment voucher pursuant to Article 42; except that an action or proceeding on a claim for moneys deducted, retained or withheld under the provisions of this Agreement or by law, must be commenced within one year after the date of final payment hereunder or after such moneys become due and payable hereunder, whichever is later, and further except that an action or proceeding on a claim based upon the Commissioner's exercise of the right to terminate this Agreement for cause must be commenced within six months after the date the Commissioner exercises such right to terminate for cause.

ARTICLE 49 - SUPPLIES, LABOR, SERVICES, MATERIALS AND TAX EXEMPTION

49.1 The City is exempt from payment of Federal, State, local taxes and Sales and Compensating Use Taxes of the State of New York and of cities and counties on all materials and supplies sold to the City pursuant to the provisions of this Agreement. These taxes are not to be included in requests for payment. However, this exemption does not apply to tools, machinery, equipment or other property leased by or to the Contractor or a subcontractor, or to supplies and materials which even though they are consumed, are not incorporated into the completed Work (consumable supplies), and the Contractor and his subcontractors shall be responsible for and pay any and all applicable taxes, including Sales and Compensating Use Taxes, on such leased tools, machinery, equipment or other property and upon all such unincorporated supplies and materials.

49.2 The Contractor and its subcontractors agree to sell and the City agrees to purchase all supplies and materials, other than consumable supplies, required, necessary or proper for or incidental to the construction of the Project covered by this Agreement. The sum paid under this Agreement for such supplies and materials shall be in full payment and consideration for the sale of such supplies and materials herein.

49.3 The purchase by the Contractor through its subcontractors of the supplies and materials sold hereunder shall be a purchase or procurement for resale and therefore not subject to the New York State or New York City Sales or Compensating Use Taxes or any such taxes of cities or counties. The sale of such supplies and materials by the Contractor to the City is exempt from the aforesaid sales or compensating use taxes. With respect to such supplies and materials, the Contractor, at the request of the City, shall furnish to the City such bills of sale and other instruments as may be required by it, properly executed, acknowledged and delivered assuring to the City title to such supplies and materials, free of liens or encumbrances, and the Contractor shall mark or otherwise identify all such materials as the property of the City.

49.4 Title to all materials to be sold by the Contractor to the City pursuant to the provisions of the Agreement shall immediately vest in and become the sole property of the City upon delivery of such supplies and materials to the Site and prior to its becoming a part of the permanent structure. Notwithstanding such transfer of title, the Contractor shall have the full and continuing responsibility to install such materials and supplies in accordance with the provisions of this Agreement, protect them, maintain them in a proper condition and forthwith repair, replace and make good any damage thereto, theft or disappearance thereof, and furnish additional materials in place of any that may be lost, stolen or rendered unusable, without cost to the City, until such time as the Work covered by the Agreement is fully accepted by the City. Such transfer of title shall in no way affect any of the Contractor's obligations hereunder. In the event that, after title has passed to the City, any of such supplies and materials are rejected as being defective or otherwise unsatisfactory, title to all such supplies and materials shall be deemed to have

been transferred back to the Contractor.

49.5 The purchase by subcontractors of supplies and materials to be sold hereunder shall also be a purchase or procurement for resale to the Contractor (either directly or through other subcontractors) and therefore not subject to the aforesaid Sales or Compensating Use Taxes, provided that the subcontract agreements provide for the resale of such supplies and materials prior to and separate and apart from the incorporation of such supplies and materials into the permanent construction and that such subcontract agreements are in a form similar to this Agreement with respect to the separation of the sale of materials from the Work and labor, services, consumable supplies and any other matters to be provided, and provided further that the subcontract agreements provide separate prices for (1) materials and (2) all other services and matters. Such separation shall actually be followed in practice, including the separation of payments for supplies and materials from the payments for other Work and labor and other things to be provided.

49.6 The Contractor and his subcontractors and materialmen shall obtain any and all necessary Contractor Exempt Purchase Certificates or resale certificates from the appropriate governmental agency or agencies, and furnish a Contractor Exempt Purchase Certificate or resale certificate to all persons, firms or corporations from which they purchase supplies and materials for the performance of the Work covered by this Agreement.

49.7 In the event any of the provisions of this Article 49 shall be deemed to be in conflict with any other provisions of this Agreement or create any ambiguity, then the provision of this Article shall control.

ARTICLE 50 - NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES

50.1 No claim whatsoever shall be made by the Contractor against any officer, agent or employee of the City for, or on account of, anything done or omitted to be done in connection with this Agreement.

50.2 The Contractor shall require each Subcontractor or consultant to agree in its subcontract not to make any claim against the City, its officers, agents or employees, by reason of such subcontract, or any acts or omissions of the Contractor; provided however, such restrictions shall not apply to (a) demands filed by subcontractors pursuant to Article 10.6 hereof, or (b) disputes submitted by subcontractors pursuant to dispute resolution provisions contained in the subcontract, as described in Article 10.2.2 (g) hereof.

ARTICLE 51 - PARTICIPATION IN AN INTERNATIONAL BOYCOTT

51.1 The Contractor agrees that neither the Contractor nor any substantially owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

51.2 Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of the Contractor or a substantially-owned affiliated company thereof, participation in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Comptroller may, at his option, render forfeit and void this Contract.

51.3 The Contractor shall comply in all respects, with the provisions of Section 6-114 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.

ARTICLE 52 - INVESTIGATIONS

52.1 The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit or license that is the subject of the investigation, audit or inquiry.

52.1.1 If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand

jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

52.1.2 If any person refuses to testify for a reason other than the assertion of his or her privilege against self incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

52.1.3 The Commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

52.1.4 If any non-governmental party to the hearing request an adjournment, the Commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to Article 52.3 below without the City incurring any penalty or damages for delay or otherwise.

52.2 The penalties which may attach after a final determination by the Commissioner or agency head may include but shall not exceed:

52.2.1 The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

52.2.2 The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; moneys lawfully due for goods delivered, Work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

52.3 The Commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in Articles 52.3.1 and 52.3.2 below. He or she may also consider, if relevant and appropriate, the criteria established in Articles 52.3.3 and 52.3.4 below in addition to any other information which may be relevant and appropriate:

52.3.1 The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

52.3.2 The relationship of the person who refused to testify to any entity that is a party to the hearing, including but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

52.3.3 The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

52.3.4 The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant

interest in an entity subject to penalties under 52.2 above, provided that the party or entity has given actual notice to the Commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 52.1.3 above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

52.4 Definitions Used in this Article.

52.4.1 The term "license" or "permit" as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

52.4.2 The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

52.4.3 The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives moneys, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

52.4.4 The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

52.5 In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this Agreement upon not less than three (3) days written notice in the event Contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the Contractor, or affecting the performance of this contract.

ARTICLE 53 - ALL PRIOR WRITTEN OR ORAL AGREEMENTS EXCLUDED

53.1 The written agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

ARTICLE 54 - HEADINGS NOT BINDING

54.1 Article, Section and Chapter headings and the Table of Contents are inserted for convenience only and are not to be considered in the construction or interpretation of any provision hereof.

ARTICLE 55 - ERRORS

55.1 If this Agreement contains any errors, inconsistencies, ambiguities or discrepancies, including typographical errors, the Contractor shall request a clarification of same by writing to the Commissioner whose decision shall be binding on the parties.

ARTICLE 56 - UNLAWFUL PROVISIONS DEEMED STRICKEN FROM CONTRACT

56.1 If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall, upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.

ARTICLE 57 - ALL LEGAL PROVISIONS DEEMED INCLUDED

57.1 It is the intent and understanding of the parties to this Agreement that each and every provision of law

required to be inserted in this Agreement shall and is inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.

ARTICLE 58 - WAIVER

58.1 Waiver by the City of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same be agreed to in writing by the Commissioner.

ARTICLE 59 - ALL DEFENSES RESERVED

59.1 Each and every defense, right and remedy that the City has under this Agreement is not exclusive and it is in addition to and concurrent with all other defenses, right and remedies which the City has under this Agreement and which the City otherwise has, will have, or may have under law, equity, or otherwise.

ARTICLE 60 - CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE

60.1 This Agreement shall be deemed to be executed in the City of New York, State of New York, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State of New York.

60.2 The parties agree that any and all claims asserted by or against the City arising under this Agreement or related thereto shall be heard and determined either in the courts of the United States located in New York City ("Federal Courts") or in the courts of the State of New York ("New York State Courts") located in the City and County of New York. To effect this agreement and intent, the Contractor agrees:

60.2.1 If the City initiates any action against the Contractor in Federal Court or in New York State Court, service of process may be made on the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address as set forth in this Agreement, or to such other address as the Contractor may provide to the City in writing; and

60.2.2 With respect to any action between the City and the Contractor in New York State Court, the Contractor hereby expressly waives and relinquishes any rights it might otherwise have (1) to move to dismiss on grounds of forum non conveniens, (2) to remove to Federal Court; and (3) to move for a change of venue to a New York State Court outside New York County.

60.2.3 With respect to any action between the City and the Contractor in Federal Court located in New York City, the Contractor expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.

60.2.4 If the Contractor commences any action against the City in a court located other than in the City and State of New York, upon request of the City, the Contractor shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Contractor shall consent to dismiss such action without prejudice and may thereafter re-institute the action in a court of competent jurisdiction in New York City.

60.3 If any provision(s) of this Article is held unenforceable for any reason, each and all other provision(s) shall nevertheless remain in full force and effect.

ARTICLE 61 - SERVICES OF NOTICES

61.1 The Contractor hereby designates the business address on page 1 of this Agreement as the place where all notices, directions or other communications to the Contractor may be delivered, or to which they may be mailed.

Actual delivery of any such notice, direction or communication to the aforesaid place or deposit of the same in a postpaid wrapper addressed thereto in any post office box regularly maintained by the United States post Office Department, shall be conclusively deemed to be sufficient service thereof upon the Contractor as of the date of such delivery or deposit.

61.2 Such address may be changed at any time by an instrument in writing executed and acknowledged by the Contractor and delivered to the Commissioner.

61.3 Nothing herein contained shall, however, be deemed to preclude or render inoperative the service of any notice, direction or other communication upon the Contractor personally, or, if the Contractor is a corporation, upon any officer or director thereof.

61.4 The City designates the following as its address for the service of any notice pursuant to this Agreement:

Department of Design and Construction
30-30 Thomson Avenue
Long Island City, New York 11101
Attention: Louie Rueda, Deputy Commissioner

ARTICLE 62 - AUDIT AND EXAMINATION

62.1 This Contract and all payments hereunder, as well as direct salary rate information and history submitted by the Contractor, shall be subject to examination by the Engineering Audit Officer of the Department of Design and Construction and post-audit by the Comptroller of the City of New York in accordance with Law.

ARTICLE 63 - MODIFICATION

63.1 In addition to the authority of the Commissioner to order extra work pursuant to Article 26 hereof or omit certain work pursuant to Article 33 hereof, this Agreement may be modified from time to time in a writing signed by both parties in order to carry out and complete more fully and perfectly the Work agreed to be performed under this Agreement, provided, however, in no event shall such modification exceed the cost limitation approved by the Bureau of the Budget.

ARTICLE 64 - MACBRIDE PRINCIPLES PROVISIONS

64.1 Notice to all Prospective Contractors: Local Law No. 34 of 1991 became effective on September 10, 1991 and added section 6-115.1 to the Administrative Code of the City of New York. The local law provides for certain restrictions on City contracts to express the opposition of the people of the City of New York to employment discrimination practices in Northern Ireland and to encourage companies doing business in Northern Ireland to promote freedom of work place opportunity.

64.2 Pursuant to Section 6-115.1, prospective contractors for contracts to provide goods or services involving an expenditure of an amount greater than ten thousand dollars, or for construction involving an amount greater than fifteen thousand dollars, are asked to sign a rider in which they covenant and represent, as a material condition of their contract, that any business operations in Northern Ireland conducted by the contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor will be conducted in accordance with the MacBride Principles of nondiscrimination in employment.

64.3 Prospective contractors are not required to agree to these conditions. However, in the case of contracts let by competitive sealed bidding, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in this notice and another bidder who has agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply goods, services or construction of comparable quality, the contracting entity shall refer such bids to the Mayor, the Speaker or other officials, as appropriate, who may determine, in accordance with applicable law and rules, that it is in the best interest of the city that the contract be

awarded to other than the lowest responsible bidder pursuant to Section 313(b)(2) of the City Charter.

64.4 In the case of contracts let by other than competitive sealed bidding, if a prospective contractor does not agree to these conditions, no agency, elected official or the Council shall award the contract to that bidder unless the entity seeking to use the goods, services or construction certifies in writing that the contract is necessary for the entity to perform its functions and there is no other responsible contractor who will supply goods, services or construction of comparable quality at a comparable price.

64.5 In accordance with section 6-115.1 of the Administrative Code of the City of New York, the contractor stipulates that such contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

64.6 For purposes of this section, the following terms shall have the following meanings: "MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of work place opportunity which require employers doing business in Northern Ireland to:

(1) increase the representation of individuals from under represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

(2) take steps to promote adequate security for the protection of employees from under represented religious groups both at the work place and while traveling to and from work;

(3) ban provocative religious or political emblems from the work place;

(4) publicly advertise all job openings and make special recruitment efforts to attract applicants from under represented religious groups;

(5) establish layoff, recall and termination procedures which do not in practice favor a particular religious group;

(6) abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

(7) develop training programs that will prepare substantial numbers of current employees from underrepresented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from underrepresented religious groups;

(8) establish procedures to assess, identify and actively recruit employees from underrepresented religious groups with potential for further advancement; and

(9) appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

64.7 The contractor agrees that the covenants and representations in Article 64.5 above are material conditions to this contract. In the event the contracting entity receives information that the contractor who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirement contract, the contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law.

IN WITNESS WHEREOF, the Commissioner, on behalf of the City of New York, and the Contractor, have executed this agreement in triplicate, one of which are to remain with the Commissioner, another to be filed with the Comptroller of the City, and the third to be delivered to the Contractor.

THE CITY OF NEW YORK:

By: [signature]
Deputy Commissioner

CONTRACTOR:

By: [signature]

Print Name: O. Clarke Pell

Title: Senior Vice President

EIN: 0609 49514

APPROVED AS TO FORM AND CERTIFIED
AS TO LEGAL AUTHORITY

[signature]
Acting Corporation Counsel

DATE: JAN 13 2004

ACKNOWLEDGMENT BY CORPORATION

State of New York County of Queens ss:

On this 11 day of FEB., 2004 before me personally came D. CLARKE PILE, who being by me duly sworn, did depose and say that he/she resides in the City of HARLEY, NY that he is the SENIOR VICE PRESIDENT of HILL INTERNATIONAL, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

[signature]

Notary Public or Commissioner of Deeds

Victoria Ayo-Vaughan
Notary Public, State of New York
No. 01AY5014042
Qualified in Queens County
Commission Expires July 15, 2007

ACKNOWLEDGMENT BY COMMISSIONER

State of New York County of Queens ss:

Louie Rueda

On this 11 day of FEB, 2004 before me personally came D. Clarke Pile, to me known and known to me to be the Deputy Commissioner of the Department of Design and Construction of the City of New York, the person described as such in and who as such executed the foregoing instrument and he acknowledged to me that he executed the same as Deputy Commissioner for the purposes therein mentioned.

[signature]

Notary Public or Commissioner of Deeds

Victoria Ayo-Vaughan
Notary Public, State of New York
No. 01AY5014042
Qualified in Queens County
Commission Expires July 15, 2007